UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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PROXY STATEMENT
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LIFE TECHNOLOGIES CORPORATION

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March 19, 2010

Dear Stockholder:

This year’s Annual Meeting of Stockholders will be held on April 29, 2010 at 8:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. You are cordially invited to attend.

We are pleased to furnish proxy materials to our stockholders over the Internet pursuant to rules of the U.S. Securities and Exchange Commission. On March 19, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and proxy card were enclosed.

The Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the Proxy Statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the enclosed Proxy Statement, or if you received a paper copy of the proxy card, by dating, signing and returning your proxy card, or attending the annual meeting in person. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

A copy of our 2009 Annual Report is also enclosed, but we also encourage you to view our more in depth annual report online at www.lifetechnologies.com.

Your vote is very important to us. I urge you to vote “FOR” all proposals.

I look forward to seeing you at the annual meeting.

Very truly yours,

Gregory T. Lucier
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 29, 2010

To our Stockholders:

The Annual Meeting of Stockholders of Life Technologies Corporation (the “Company”), will be held on April 29, 2010, at 8:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008, for the following purposes:

1.	To elect four Class II directors, each to hold office for a three-year term and until his respective successor is elected and qualified. The Board of Directors has nominated the following persons for election as Class II directors at the meeting: George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D. and Bradley G. Lorimier. Also, to elect one additional Call III director, to hold office until the 2011 annual meeting of stockholders and until his successor is elected and qualified. The Board of Directors has nominated the following person for election as a Class III director at the meeting: David C. U’Prichard, Ph.D.

2.	To consider a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2010.

3.	To consider two proposals to adopt changes to the Restated Certificate of Incorporation of the Company.

4.	To consider two proposals to adopt changes to the Bylaws of the Company.

5.	To consider a proposal to adopt the Company’s 2010 Incentive Compensation Plan.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board recommends a vote “FOR” each of these proposals. Stockholders of record at the close of business on March 1, 2010, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on March 1, 2010, will be available at our principal offices, located at 5791 Van Allen Way, Carlsbad, California 92008, for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

By Order of the Board of Directors,

John A. Cottingham
Chief Legal Officer & Secretary

Carlsbad, California
March 19, 2010

IMPORTANT: Please vote telephonically or electronically, as described in the accompanying materials, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2010: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials may be viewed at www.proxydocs.com/life.

i

Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors of Life Technologies Corporation (also referred to as Life Technologies, the Company or we) and contains information related to the Annual Meeting of Stockholders (the Annual Meeting) to be held April 29, 2010, at 8:00 a.m. local time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. This Proxy Statement was filed with the Securities and Exchange Commission (the SEC) on March 19, 2010, and the approximate date on which the Proxy Statement and the accompanying proxy were first sent or made available to stockholders was March 19, 2010.

Life Technologies will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Life Technologies stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, Life Technologies has retained The Altman Group, Inc. to solicit stockholder proxies at a cost of approximately $7,000, plus reimbursement of reasonable out-of-pocket expenses.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters presented in this Proxy Statement. These matters include the election of directors, the ratification of the reappointment of Ernst & Young LLP as our independent auditors, adoption of certain changes to the Restated Certificate of Incorporation of the Company (the Restated Certificate of Incorporation), adoption of certain changes to the Bylaws of the Company (the Bylaws), and adoption of the Company’s 2010 Incentive Compensation Plan (the 2010 ICP). In addition, management will report on Life Technologies’ performance during 2009 and will respond to questions from our stockholders. The Annual Report for the fiscal year ended December 31, 2009, is available online at www.lifetechnologies.com.

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on the record date, March 1, 2010, are entitled to vote the shares of Life Technologies stock they held on the record date at the Annual Meeting. As of the close of business on the record date, there were 181,230,766 shares of the Company’s common stock (the Common Stock) outstanding and entitled to vote.

Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement.

How is a quorum established and what is the vote required for each proposal?

The Bylaws provide that a majority of all the outstanding shares of stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Votes for and against, abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes are shares held by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because the brokers or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of the Company’s independent registered public accountants. Non-routine matters include the election of directors and actions on stock plans and the Company’s charter documents.

The specific vote required for the election of directors and for the approval of each of the other proposals is set forth under each proposal. Abstentions and broker non-votes will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company and the adoption of the Company’s 2010 Incentive Compensation Plan. Abstentions and broker non-votes have the same effect as a vote against the proposals to amend the Restated Certificate of Incorporation and the Bylaws.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If you do not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of ratifying Ernst & Young LLP as independent auditors for the Company for 2010, in favor of adopting certain changes to the Restated Certificate of Incorporation, in favor of adopting certain changes to the Bylaws, in favor of adopting the 2010 ICP and, in the discretion of the proxy holders, on any other matter that comes before the meeting.

If you are a stockholder with shares registered in your name, you may vote by one of the following three methods:

•	Vote via the Internet. Go to the web address http://www.proxydocs.com/life and follow the instructions for Internet voting shown on the proxy card mailed to you. If you vote via the Internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial 1-866-390-5390 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card mailed to you. If you do not wish to vote by the Internet or by telephone, please complete, sign, date and mail the Proxy Card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your Proxy Card.

The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone. Your broker may vote your shares on the proposal to ratify our independent auditors, but will not be permitted to vote your shares with respect to the other proposals unless you provide instructions as to how to vote your shares.

Once you have given your proxy, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Merely attending the Annual Meeting will not, by itself, revoke a proxy. Please note, however, that your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee. Otherwise, you will not be permitted to vote at the Annual Meeting.

How do I vote my 401(k) shares?

If you participate in the Life Technologies Corporation 401(k) Savings and Investment Plan, you may vote the shares of Common Stock in your account as of the record date. If you wish to vote those shares, you must complete your proxy card and return it in the envelope provided by April 26, 2010. Fidelity Management Trust Company (Fidelity), the plan trustee, will then vote the shares in your account as you indicated.

If you do not complete and return your proxy card prior to April 26, 2010, Fidelity will not vote the shares in your account. You may revoke instructions to the trustee by giving it written notice of revocation or a later dated written voting instruction by April 26, 2010.

ELECTION OF DIRECTORS

The Company has a classified Board of Directors currently consisting of five Class II directors (George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D., Bradley G. Lorimier and David C. U’Prichard, Ph.D.) who will serve until the 2010 Annual Meeting of Stockholders, four Class III directors (Balakrishnan S. Iyer, William H. Longfield, Ronald A. Matricaria and W. Ann Reynolds, Ph.D.) who will serve until the 2011 Annual Meeting of Stockholders, and four Class I directors (Donald W. Grimm, Gregory T. Lucier, Per A. Peterson, Ph.D. and William S. Shanahan) who will serve until the 2012 Annual Meeting of stockholders, and in each case until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

The nominees for election at the 2010 Annual Meeting of Stockholders to fill four Class II positions on the Board of Directors are George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D. and Bradley G. Lorimier. The nominee for election at the 2010 Annual Meeting of Stockholders to fill one additional Class III position on the Board of Directors is David C. U’Prichard, Ph.D. If elected, the nominees for the Class II positions will serve as directors until the annual meeting of stockholders in 2013, and in each case until their successors are elected and qualified. If elected, the nominee for the Class III position will serve as a director until the annual meeting of stockholders in 2011, and until his successor is elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominees as the Company may designate.

The following information relates to the nominees listed above and to the Company’s other directors whose terms of office will extend beyond the Annual Meeting, and sets forth the specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. In addition to this information, we also believe that each of our director nominees and serving directors posses the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of our stockholders. They each have demonstrated an inquisitive and objective perspective, business acumen and an ability to exercise sound judgment, as well as a commitment of service to Life Technologies and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Nominees for election at the 2010 Annual Meeting of Stockholders

Class II

(Term Ends 2013)

George F. Adam, Jr. (age 63)	Director since November 2008. Mr. Adam previously served on the Board of Applied Biosystems, and is the Chairman and C.E.O. of Recondo Technology, Inc., a private healthcare software development company. Mr. Adam founded Adam Aircraft Industries, Inc., a designer and manufacturer of advanced aircraft, and New Era of Networks, Inc., an e-business infrastructure provider that went public in 1997 and filed for Chapter 7 bankruptcy proceedings on February 15, 2008. Mr. Adam previously served as a general partner at Goldman, Sachs & Co. Before Goldman Sachs, Mr. Adam held executive positions at Baxter Healthcare, FMC, Litton Industries, and IBM. Mr. Adam also previously served on the Board of Directors for TransUnion, Inc. Mr. Adam received his B.S. in engineering from the United States Military Academy at West Point and an M.B.A. from Golden Gate University. We believe Mr. Adam’s qualifications to sit on our Board of Directors include his executive experience in the healthcare and computer businesses, his experience in the investment banking industry, his understanding of the Applied Biosystems business, and his experience on other public company boards and board committees.

Raymond V. Dittamore (age 66)	Director since July 2001. Mr. Dittamore also serves as a director of QUALCOMM Incorporated and was formerly a member of the Board of Directors of Gen-Probe Incorporated. In June 2001, Mr. Dittamore retired as a partner of Ernst & Young after thirty-five (35) years of service. Mr. Dittamore brings over three decades of public accounting experience to the Board of Directors, primarily serving companies in the life sciences industry. Mr. Dittamore received his B.S. from San Diego State University. We believe Mr. Dittamore’s qualifications to sit on our Board of Directors include his thirty-five (35) years years of experience with Ernst & Young, his experience in working with life sciences companies, his service on other public company boards and audit committees, and his status as a financial expert under Sarbanes-Oxley.

Arnold J. Levine, Ph.D. (age 70)	Director since November 2008. Dr. Levine previously served on the Board of Applied Biosystems, a position he held since 1999. Dr. Levine is a professor at the Institute for Advanced Study and currently serves on the Boards of Theravance Corporation and Infinity Pharmaceuticals. Dr. Levine previously served as President and Chief Executive Officer of Rockefeller University from 1998 to 2002 and was the Harry C. Weiss Professor of the Life Sciences and Chairman of the Molecular Biology Department at Princeton University from 1984 to 1998. Dr. Levine received his B.A. from SUNY Binghamton and a Ph.D. from the University of Pennsylvania. We believe Dr. Levine’s qualifications to sit on our Board of Directors include his more than twenty-five (25) years of experience in academic positions relating to the life sciences, his status as a prominent inventor in the field of molecular biology, his understanding of the Applied Biosystems business, and his service on other public company boards.

Bradley G. Lorimier (age 64)	Director since November 1998. Mr. Lorimier served as Senior Vice President, Business Development and Director of Human Genome Sciences, Inc., a

biotechnology company, from March 1994 to June 1997. Mr. Lorimier was a director of Matrix Pharmaceutical, Inc. from December 1997 to March 2002, and was a Director of Avalon Pharmaceuticals from its founding in November 2000 to May 2009. Mr. Lorimier was Chairman of Avalon from January 2008 to May 2009. Mr. Lorimier was also a Director for several private companies. Mr. Lorimier received his B.S. in biology from the University of Illinois. We believe Mr. Lorimier’s qualifications to sit on our Board of Directors include his extensive knowledge of the Invitrogen business, his executive experience in the biotech and pharmaceutical industries, and his service on other public company boards and board committees.

Class III

(Term Ends 2011)

David C. U’Prichard, Ph.D. (age 61)	Director since April 2004. Dr. U’Prichard currently serves as a venture partner with the private equity firm Red Abbey Venture Partners LP (Baltimore, MD), and President of Druid Consulting LLC, a consulting firm specializing in the pharmaceutical and biotechnology industries. From September 1999 to April 2003, Dr. U’Prichard served as CEO of 3-Dimensional Pharmaceuticals, Inc. Dr. U’Prichard served as Chairman of Research and Development at SmithKline Beecham from July 1997 to March 1999 and in senior R&D management positions at ICI/Zeneca from July 1986 to June 1997. Dr. U’Prichard has also served as an Associate Professor of Pharmacology and Neurobiology at Northwestern University Medical School and has held academic appointments at The Johns Hopkins University, and the Universities of Maryland and Pennsylvania. Dr. U’Prichard is an honorary professor at the University of Glasgow, serves as Chairman of the Board of Oxagen Limited (Oxford, UK) and Cyclacel Pharmaceuticals Inc. (NASDAQ: CYCC Berkeley Heights, NJ) and is a Director of Silence Therapeutics Ltd (London, UK). Dr. U’Prichard received his B.S. in pharmacology from the University of Glasgow and a Ph.D. in pharmacology from the University of Kansas. We believe Dr. U’Prichard’s qualifications to sit on our Board of Directors include his extensive experience in pharmaceutical research and development, his executive and consulting experience in the pharmaceutical and biotechnology industries, his academic experience, and his service on other public company boards and board committees.

The Board of Directors recommends a vote “For” the nominees named above.

Directors Continuing in Office

Class III

(Term Ends 2011)

Balakrishnan S. Iyer (age 53)	Director since July 2001. Mr. Iyer is currently a director of Conexant Systems, Inc., Skyworks Solutions, Inc., Power Integrations, Inc., IHS Inc., and Qlogic Corporation. From October 1998 to June 2003, Mr. Iyer was Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. Mr. Iyer previously served as Senior Vice President and Chief Financial Officer of VLSI Technology, Inc., where he was responsible for all worldwide financial functions, information technology and strategic planning. During his career, Mr. Iyer has held a variety of other key management positions, including Finance Director and Group Controller for a $1 billion business at Advanced Micro Devices. Mr. Iyer received his B.S. in mechanical engineering from the Indian Institute of Technology, Madras and his M.S. in industrial engineering from the University of California, Berkeley. Mr. Iyer also received an M.B.A. in finance from the Wharton School. We believe Mr. Iyer’s qualifications to sit on our Board of Directors include his experience as a chief financial officer, his service on other public company boards and audit committees, and his status as a financial expert under Sarbanes-Oxley.

William H. Longfield (age 71)	Director since November 2008. Mr. Longfield previously served on the Board of Applied Biosystems and is the retired Chairman and Chief Executive Officer of C.R. Bard, Inc., a manufacturer of health care products. Mr. Longfield joined C.R. Bard in 1989 as executive vice president, became President in 1991, and served as Chairman and Chief Executive Officer from 1995 until his retirement in August 2003. Mr. Longfield was also the Chairman and Trustee of Atlantic Health System in New Jersey from 2003 to 2009, and a director of each of West Pharmaceutical Services, Inc. from 1995 to 2007, Horizon Health Corporation from 1989 to 2007, and Manor Care from 1998 to 2007. Mr. Longfield received his B.S. from Drake University and a Masters of Management from the Kellogg School at Northwestern University. We believe Mr. Longfield’s qualifications to sit on our Board of Directors include his fourteen (14) years as a senior executive for a prominent health care company, his knowledge of the Applied Biosystems business, and his service on other public company boards and board committees.

Ronald A. Matricaria (age 67)	Director since July 2004. Mr. Matricaria is the former Chairman and Chief Executive Officer of St. Jude Medical, Inc. Mr. Matricaria spent twenty-three (23) years with Eli Lilly and Company, Inc., serving in several leadership roles. Mr. Matricaria’s last positions with Eli Lilly were as Executive Vice President of the Pharmaceutical Division and President of North American operations. Mr. Matricaria also served as President of Eli Lilly International Corporation. In 2002, Mr. Matricaria was recognized by the medical device industry with a lifetime achievement award. In addition, Mr. Matricaria is currently a member of the Board of Directors of Hospira, Inc. and Chairman of the Board of Volcano Therapeutics, Inc., and is also Trustee Emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a B.S. from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in pharmacy in recognition of his contributions to the practice of pharmacy. We believe Mr. Matricaria’s qualifications to sit on our Board of Directors include his experience as the CEO of a prominent health care organization, his twenty-three (23) years of executive experience in the pharmaceutical industry, and his service on other public company boards and board committees.

W. Ann Reynolds, Ph.D. (age 72)	Presiding Director since April 2008. Director since February 2005. Dr. Reynolds is the former President of the University of Alabama at Birmingham. Prior to joining The University of Alabama at Birmingham as President in 1997, Dr. Reynolds served as Chancellor of the City University of New York. Prior to that, Dr. Reynolds was the Chancellor of the California State University system, Provost of Ohio State University and Associate Vice Chancellor for Research and Dean of the Graduate College of the University of Illinois Medical Center. Earlier in her career, Dr. Reynolds held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine. A native of Kansas, Dr. Reynolds holds a M.S. and a Ph.D. in zoology from the University of Iowa, as well as a B.S. in biology from Emporia State University, Kansas. Dr. Reynolds is also currently a director of Abbott Laboratories, Humana Inc., Owens Corning and the Champaign-Urbana News Gazette. We believe Dr. Reynolds’ qualifications to sit on our Board of Directors include her executive leadership experience at prominent academic institutions, her academic and research experience in fields relating to human health, and her service on other public company boards and board committees.

Class I

(Term Ends 2012)

Donald W. Grimm (age 68)	Director since June 1998. Mr. Grimm has been a director of Hamilton BioVentures, LLC since August 2001. Since June 1995, Mr. Grimm has served as Chairman and President of Strategic Design, LLC, a strategic planning and consulting company. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in December 1993 after twenty-three (23) years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research and Director of Sales. Following these assignments, Mr. Grimm was President and CEO of Hybritech, Inc., a wholly owned subsidiary of Lilly. In addition, Mr. Grimm is currently a director of several private companies. Mr. Grimm received his B.S. in pharmacy and his M.B.A. from the University of Pittsburgh. We believe Mr. Grimm’s qualifications to sit on our Board of Directors include his extensive knowledge of the Invitrogen business, his twenty-three (23) years of executive experience in the pharmaceutical industry, his marketing, pricing, and sales expertise, and his service on other public company boards and board committees.

Gregory T. Lucier (age 45)	Gregory T. Lucier serves as Chief Executive Officer of Life Technologies and as Chairman of the Company’s Board of Directors. Previously, Mr. Lucier served as Chairman and Chief Executive Officer of Invitrogen Corporation, which merged with Applied Biosystems in November 2008 to form Life Technologies. The Company is one of the largest providers of systems, biological reagents, and services to life scientists around the world. The Company aims to improve the human condition by enabling basic research, accelerating drug discovery and development, and advancing scientific exploration in areas such as regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. Mr. Lucier has leveraged his background in healthcare management to prepare the company to participate in and shape the new era of personalized medicine.

Mr. Lucier serves as a Director of Biotechnology Industry Organization, as well as the Chairman of the Board of Trustees for the Sanford/Burnham Medical Research Institute, and a Director for CareFusion Corporation, a publicly-traded medical technology company. Mr. Lucier is actively involved at San Diego State University as a distinguished lecturer. Mr. Lucier received his B.S. in Engineering from Pennsylvania State University and an M.B.A. from Harvard Business School. We believe Mr. Lucier’s qualifications to sit on our Board of Directors include his experience as a CEO and business leader, his experience in the healthcare industry, his broad involvement in the biotechnology and health care fields, and his service as both director and chairman on other public company and non-profit boards.

Per A. Peterson, Ph.D. (age 65)	Director since March 2007. Dr. Peterson recently retired as Chairman, Research & Development, Pharmaceuticals at Johnson & Johnson. Dr. Peterson joined Johnson & Johnson in 1994 as Vice President, Drug Discovery, of the R.W. Johnson Pharmaceutical Research Institute. Dr. Peterson is also a Director for Entelos, Inc., a life sciences company focused on improving human health through predictive biosimulation, which he joined in 2007 and Bio Investment Group, each of which are privately held companies. Dr. Peterson was named Group Vice President of the Pharmaceutical Research Institute in April 1998 and its president in November 1998. In 2000, Dr. Peterson was named Chairman, Research & Development,

Pharmaceuticals Group and became a member of the Executive Committee in 2001. Prior to joining Johnson & Johnson, Dr. Peterson spent eight (8) years at Scripps Research Institute in La Jolla, CA, where he headed the Division of Molecular Immunogenics before being appointed Chairman of the Department of Immunology in 1987. Dr. Peterson had earlier served as Director of the Wallenberg Laboratory, as well as professor of cell biology at the University of Uppsala, Sweden. Born in Kalmar, Sweden, Dr. Peterson received his B.M. in medicine and his Ph.D. in medicinal biochemistry from the University of Uppsala, Sweden. We believe Dr. Peterson’s qualifications to sit on our Board of Directors include his extensive experience in pharmaceutical research and development, his executive experience in the pharmaceutical industry, and his academic and research experience.

William S. Shanahan (age 69)	Director since December 2008. Mr. Shanahan retired as President of Colgate-Palmolive in 2005, after having served the company for almost forty (40) years in positions of increasing responsibility. Since 2007, Mr. Shanahan has served on the Board of Directors for Visa Inc., the world’s largest consumer payment system. Mr. Shanahan is an adviser to Value Act Capital. Mr. Shanahan is also a former member of the Board of Directors of each of Diageo PLC, a world-wide beverage producer, and MSD Ignition, a leading maker of performance ignition systems. Mr. Shanahan received his B.A. from Dartmouth. We believe Mr. Shanahan’s qualifications to sit on our Board of Directors include his forty (40) years of business experience, including his tenure as President of a major consumer products company, his expertise in operating a global business, and his service on other public company boards and board committees.

How often did the Board of Directors meet during 2009?

During the fiscal year ended December 31, 2009, the Board of Directors held seven meetings. Each director serving on the Board of Directors in fiscal year 2009 attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Board of Directors meets in Executive Session, without any members of management present, at each regularly scheduled meeting. The independent directors elect a Presiding Director annually. W. Ann Reynolds, Ph.D. has served as the Presiding Director since April 2008. The Presiding Director presided at each Executive Session in 2009.

Who are the independent directors on the Board of Directors?

The Board of Directors has determined that, other than Gregory T. Lucier, our CEO, each of the members of the Board of Directors is an independent director in accordance with NASDAQ listing standards.

What is the Company’s policy regarding attendance by the Board of Directors at the Annual Meeting of Stockholders?

Members of the Board of Directors are strongly encouraged to attend the 2010 Annual Meeting of Stockholders. At the 2009 Annual Meeting of Stockholders, all thirteen of the incumbent directors were present.

What is the leadership structure of our Board of Directors?

Our Bylaws and governance principles provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. Currently, Mr. Lucier serves as both Chairman of the Board and Chief Executive Officer. Our Board has determined that this structure is the most effective leadership structure for our company at this time. The Board believes that Mr. Lucier is the director best situated to identify strategic opportunities and focus the activities of the Board due to his full-time commitment to the business and his company-specific experience. The Board also believes that the combined role of Chairman/Chief Executive Officer promotes effective execution of strategic imperatives and facilitates information flow between management and the Board.

Our Board has determined that maintaining the independence of the Company’s directors other than Mr. Lucier, managing the composition and function of its committees, and appointing an independent Presiding Director having the duties described below help maintain the Board’s strong, independent oversight of management. In accordance with our governance principles, our Board consists of a supermajority of independent directors. These independent directors meet regularly in executive session without the presence of management or non-independent directors. In addition, our Audit, Compensation and Organizational Development, and Governance and Nominating Committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors. Furthermore, our Board annually appoints an independent director to serve as Presiding Director. The Presiding Director has the responsibility of providing input to the Chairman/Chief Executive Officer on agenda items for meetings of the Board and the Board committees and of serving as a point person for stockholder communications with the Board. The Presiding Director presides over all executive sessions and meetings of the independent directors, defines the agenda for the executive sessions, gives feedback to the Chief Executive Officer following such executive sessions, serves as a point of leadership during special situations, ensures that all directors have an equal voice, and assists the Chairman or members of management in managing corporate crises, to the extent they arise, making related communications to the other directors. In addition to the President Director, our other directors are encouraged to make suggestions for Board agenda items or pre-meeting materials.

What committees has the Board of Directors established?

The Board of Directors has established an Audit Committee, a Compensation and Organizational Development Committee, a Governance and Nominating Committee, and a Science and Technology Committee. Each committee operates under a written charter approved by the Board of Directors. The charters of each committee are available on the Company’s website at www.lifetechnologies.com. The Audit Committee consists of Mr. Dittamore, Mr. Adam, Mr. Grimm, Mr. Iyer and Mr. Lorimier, and Mr. Dittamore serves as the Chairman. The Compensation and Organizational Development Committee consists of Mr. Matricaria, Mr. Longfield, Dr. Reynolds, Mr. Shanahan and Dr. U’Prichard, and Mr. Matricaria serves as the Chairman. The Governance and Nominating Committee consists of Mr. Iyer, Mr. Dittamore, Mr. Matricaria and Dr. Peterson, and Mr. Iyer serves as the Chairman. The Science and Technology Committee consists of Dr. Peterson, Mr. Grimm, Dr. Levine, Mr. Lorimier and Dr. U’Prichard, and Dr. Peterson serves as the Chairman.

Audit Committee.  The Audit Committee’s function is to review with our independent registered public accounting firm and management the annual financial statements and independent registered public accounting firm opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent registered public accounting firm, review and approve all professional services performed and related fees charged by the independent auditors, be solely responsible for the retention or replacement of the independent registered public accounting firm, and monitor the adequacy of the Company’s accounting and financial policies, controls, and reporting systems. During 2009, the Audit Committee held seven meetings.

The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the NASDAQ listing standards that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2) and the definition of “independent” under the Sarbanes-Oxley Act of 2002. Additionally, the Company certifies that it has, and will continue to have, at least one member of the Audit Committee that is defined as an “audit committee financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act with past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Currently, the Board of Directors has determined that Raymond V. Dittamore and Balakrishnan S. Iyer are “audit committee financial experts.” Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee below.

Compensation and Organizational Development Committee.  The functions of the Compensation and Organizational Development Committee in 2009 included providing guidance to management and assisting the Board of Directors in matters relating to the compensation of the CEO and senior executives, the organizational structure of the Company, the Company’s compensation and benefits programs, the Company’s succession, retention and training programs, and such other matters that have a direct impact on the success of our human resources. During 2009, the Compensation and Organizational Development Committee held seven meetings.

The Board of Directors and the Compensation and Organizational Development Committee believe that the Compensation and Organizational Development Committee’s current member composition satisfies the rule of the NASDAQ listing standards that governs committee composition, including the requirement that committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2) and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

What is the Board’s Role in Risk Oversight?

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, management and mitigation strategies. The Board has developed an agenda of risk topics that are presented to the Board or one of its Committees on an annual basis. When a Committee receives such a report, the Chairman of the Committee discusses the report with the full Board during the next Board meeting. This practice enables the Board and its Committees to coordinate risk oversight for the Company, particularly regarding the interrelationship among various risks. Consistent with its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management. The Compensation and Organizational Development Committee and the Board each discuss the relationship between our compensation policies and corporate risk to assess whether these policies encourage excessive risk-taking by executives and other employees.

The Governance and Nominating Committee.  The functions of the Governance and Nominating Committee include leading any searches for new Board of Director candidates, reviewing and making recommendations to the Board of Directors regarding director compensation, and making recommendations to the Board of Directors regarding director nominees to be put forth by the Board of Directors at each annual meeting of stockholders. In addition, the area of corporate governance has taken on increasing importance in the creation and preservation of stockholder value. Therefore, the Governance and Nominating Committee focuses on core processes that the Board of Directors and its committees utilize to carry out their responsibilities, including fundamental issues such as how decisions are made. During the year ended December 31, 2009, the Governance and Nominating Committee held four meetings.

The Board of Directors and the Governance and Nominating Committee believe that the Governance and Nominating Committee’s current member composition satisfies the rule of the NASDAQ listing standards that governs committee composition, including the requirement that committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2) and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

The Science and Technology Committee.  The Science and Technology Committee examines management’s direction and investment in the Company’s research and development and technology initiatives. The Science and Technology Committee functions as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board of Directors on matters relating to the investment in the Company’s research and development and technology initiatives. The Science and Technology Committee’s actions are generally related to high-level policy and strategy. The administration of the research and development function remains the responsibility of management. During the year ended December 31, 2009, the Science and Technology Committee held four meetings.

Who are the nominees for election at the 2010 Annual Meeting of Stockholders?

The Governance and Nominating Committee will consider for inclusion in its nominations of new directors those nominees recommended by stockholders who have held at least 1% of the outstanding voting securities of the Company for at least one year. Board of Directors candidates referred by such stockholders will be considered on the same basis as Board of Directors candidates referred from other sources. Any stockholder who wishes to recommend for the Governance and Nominating Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 5791 Van Allen Way, Carlsbad, CA 92008.

The Governance and Nominating Committee recommended George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D. and Bradley G. Lorimier to be nominated by the Board of Directors for election to Class II of the Board of Directors at the Annual Meeting of Stockholders. In addition, the Governance and Nominating Committee recommended David C. U’Prichard, Ph.D. to be nominated by the Board of Directors for election to Class III of the Board of Directors at the Annual Meeting of Stockholders.

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Governance and Nominating Committee considers the Company’s corporate governance principles, which include the following:

•	Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board of Directors members, the CEO, and other members of management in dialogue and decision making.

•	Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Our governance principals also specify that our Board should represent a diverse experience at policy-making levels in business and technology in areas that are relevant to our global activities. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

A supermajority of at least 2/3 of the directors will be independent directors as defined in the National Association of Securities Dealers, Inc. (NASD) rules for companies listed on the NASDAQ National Market. Directors who do not meet the NASD Manual’s independence standards also make valuable contributions to the Board of Directors and to the Company through their experience and wisdom.

In general, to be considered independent under the NASD Manual’s rules, the Board of Directors must determine, among other things, that a director does not have any relationships that, in the Board of Directors’ opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors will make an affirmative finding with respect to the independence of directors not less frequently than annually. The Board of Directors has determined that other than Mr. Lucier, the Company’s CEO, each of the current members of the Board of Directors, including the nominees for Class II director, are independent directors.

In addition to the policy that a supermajority of the Board of Directors members satisfy the independence standards discussed in the section above, members of the Audit Committee must also satisfy additional NASD independence requirements. Specifically, they may not directly or indirectly receive any compensation from the Company other than their directors’ compensation, must not have participated in preparing the financial statements of the Company or any of its subsidiaries during the past three years, and must not be affiliated with the Company except through their membership on the Board of Directors and its committees.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Life Technologies’ financial reporting, internal controls and audit functions. As described in the Audit Committee Charter, which is available at our website at www.lifetechnologies.com, the Audit Committee has oversight responsibilities to stockholders, potential stockholders, the investment community, and other stakeholders related to the:

•	integrity of the Company’s financial statements;

•	financial reporting process;

•	systems of internal accounting and financial controls;

•	performance of the Company’s internal audit function and independent registered public accounting firm;

•	independent registered public accounting firm’s qualifications and independence; and

•	compliance with ethics policies and legal and regulatory requirements.

The Audit Committee is composed solely of independent directors as defined by the listing standards of the NASD.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Life Technologies’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During 2009, the Audit Committee provided oversight and advice to management relating to management’s assessment of the adequacy of Life Technologies’ internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Committee received periodic updates from management and Ernst & Young LLP relating to such assessment. The Audit Committee held regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the results of their quarterly reviews, and the annual audit. At the conclusion of the process, the Audit Committee reviewed a report from management on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee provided oversight and guidance to members of management, including the Chief Legal Officer, Director of Internal Audit (who reports to the Audit Committee), and Director of Compliance on the Company’s policies and procedures relating to risk assessment and risk management and on the legal and regulatory compliance programs. The Committee received periodic reports on these matters throughout the year.

The Audit Committee met on seven occasions in 2009. The Audit Committee met privately with Ernst & Young LLP, the internal auditor, and the Chief Financial Officer (CFO) at each regular meeting.

Life Technologies has an internal audit department that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan and receives regular updates on internal audit activity. Updates include discussion of results and findings by the internal audit team, follow up, staffing level of the internal audit function, and assessment of internal controls and risk of fraud.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence. In addressing the quality of management’s accounting judgments, the Audit Committee asked for management’s representations and reviewed certifications prepared by the CEO and CFO that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

Based on the review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Life Technologies’ Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Life Technologies’ outside auditors, Ernst & Young LLP. In addition, the Audit Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. The Audit Committee has delegated to its chairman the ability to pre-approve non-audit services. Such pre-approval is later reported to the Audit Committee. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included below under the heading “PRINCIPAL ACCOUNTING FEES & SERVICES.” Although the Audit Committee has the sole authority to appoint independent auditors, the Audit Committee is continuing its long-standing practice of recommending that the Board of Directors ask the stockholders to ratify the appointment at the Annual Meeting.

AUDIT COMMITTEE

Raymond V. Dittamore, Chairman
George F. Adam
Donald W. Grimm
Balakrishnan S. Iyer
Bradley G. Lorimier

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2009 and 2008, and all other fees paid by the Company during 2009 and 2008 to its independent registered public accounting firm, Ernst & Young LLP:

	For the Years
	Ended December 31,
(in thousands)	2009	2008

Audit Fees	$5,502	$4,345
Audit-Related Fees	427	694
Tax Fees	2,605	1,253
All Other Fees	0	0

Total	$8,534	$6,292

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence. The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the Company’s interim consolidated financial statements on Form 10-Q, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements. The fees listed under “Audit-Related Fees” above were incurred for services related to mergers and acquisitions, including accounting consultations, dispositions and benefit plan audits. The fees listed under “Tax Fees” above were incurred for service related to federal, state and international tax compliance, tax advice and tax planning. The Audit Committee approves non-audit services by Ernst & Young LLP on an ad hoc basis, and has vested authority with Raymond V. Dittamore, the chairman of the Audit Committee, to approve non-audit services as needed.
***************

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation and Organizational Development Committee of the Company’s Board of Directors (the “Committee”) is made up of the following five Board members: Ronald A. Matricaria, who serves as Chairperson, William H. Longfield, W. Ann Reynolds, Ph.D., William S. Shanahan, and David C. U’Prichard, Ph.D. The members of the Committee are independent directors and comply with the requirements of Rule 16b-3 of the Exchange Act, NASDAQ rules and Section 162(m) of the Internal Revenue Code.

The Committee’s primary responsibility is to develop high-level policies, strategy and guidance related to the Company’s executive compensation, benefits, and succession planning. As part of its duties and responsibilities, the Committee oversees and approves all aspects of the executive compensation program for the Company’s Section 16 officers (the “executive officers”). In this role, the Committee makes recommendations to the non-employee Directors on the compensation of the CEO and reviews and approves all compensation decisions relating to other executive officers to ensure those decisions are aligned with the short and long-term goals of the Company and stockholders. Additionally, the Committee is responsible for providing guidance on the organizational structure of senior management, as well as the succession, retention planning and leadership development of senior management.

For a more detailed description of the Committee’s duties and responsibilities, refer to the Compensation and Organizational Development Committee Charter which is located in the Investor Relations section of the Company’s website at www.lifetechologies.com.

Executive Compensation Philosophy and Objectives

The underlying premise of the Company’s executive compensation philosophy is to retain and reward leaders who create long-term value for stockholders. Consistent with that philosophy, the Committee has chosen compensation components designed to align executive interests with those of stockholders. The Committee views all components of pay together in making compensation decisions. The components include base salary, annual incentives, long-term incentives, fringe benefits and perquisites. The Committee utilizes various components of compensation to strike an appropriate balance between promoting sustainable and excellent performance and discouraging inappropriate short-sighted risk-taking behavior.

In July 2008, the Committee established an executive officer compensation philosophy for the primary components of pay (base salary, annual bonus target, and long-term incentives). The Committee targets each component above the 50th percentile of benchmark data (discussed below) in recognition of the company’s superior performance relative to its peer companies measured by total shareholder return, revenue growth, gross margin, and other financial/operational indicators. While the Committee reviews the Company’s performance relative to its peer companies across multiple metrics and time frames each year, it does not rely on any single metric to make compensation decisions. For 2009, the Company performed well above the median relative to its peer companies for an overwhelming majority of the metrics that the Committee considered. This philosophy also recognizes the need to attract the best talent in the industry in order to deliver on the long-term growth goals of the Company. The Committee reviews this philosophy regularly and may make adjustments in the future if the Company’s performance relative to peer companies or the business strategy dramatically changes.

The Committee employs the following core principles and objectives to guide its decisions regarding executive compensation. No specific weight is assigned to each particular principle but they are considered in a holistic manner.

Pay Competitively:  The Committee believes overall compensation should be set at a competitive level to attract and retain exceptional leadership talent that is capable of both effectively managing the Company today and through the course of its anticipated future growth. The Committee utilizes benchmarking data, which is explained in more detail below, as a reference point to establish competitive compensation packages.

Stock Ownership:  The Committee believes executive officers will make better decisions and align their interests with those of the Company’s stockholders if they are required to maintain a certain level of stock ownership. As a result, the Committee has established stock ownership guidelines for executive officers and provides a meaningful portion of an executive officer’s total compensation in the form of equity-based long-term incentives.

Pay-for-Performance:  The Committee structures its executive compensation program to reward executive officers who consistently perform at a high level, which enables the Company to meet its ultimate business goal of increasing stockholder value. The alignment of executive compensation to existing business dynamics may, on a year-to-year basis, result in different components of overall compensation being utilized to ensure executive officers are focused on executing the Company’s business strategy. With regard to each individual executive officer, the Committee, based on the Company’s short and long-term strategy, establishes performance goals. The Committee measures performance against these goals to determine compensatory rewards for past performance and to establish future performance goals with appropriate remuneration.

The Committee conducted its most recent compensation philosophy review in December 2009 at which time the Committee affirmed the appropriateness of its philosophy.

Design of Executive Compensation

The Committee is ultimately responsible for the decisions relating to executive officers’ compensation; however, the Committee considers recommendations from and discusses decisions with external consultants and the management team.

Role of the Committee

The Committee has responsibility for overseeing all forms of compensation for executive officers, including the named executive officers listed below in the 2009 Summary Compensation Table (collectively, the Company’s “NEOs”). For FY 2009, the NEOs and their respective titles were as follows:

•	Gregory T. Lucier, Chairman & Chief Executive Officer;

•	Mark P. Stevenson, President & Chief Operating Officer;

•	David F. Hoffmeister, Chief Financial Officer;

•	Joseph C. Beery, Chief Information Officer;

•	Bernd Brust, President, Commercial Operations;

•	Paul D. Grossman, Ph.D., Senior Vice President Strategy and Corporate Development, and

•	Peter M. Leddy, Ph.D., Chief Human Resources Officer

Under new Securities and Exchange Commission rules, the calculation to determine named-executive officers (NEOs) changed for this proxy statement. Specifically, long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been used in prior years. Since most executive officers did not receive a long-term incentive award during the 2009 fiscal year (see the Long-term Incentives section for additional details), the Committee included Mr. Bernd Brust and Peter M. Leddy, Ph.D. among the list of NEOs as a comparison relative to prior years. All of the above listed NEOs currently serve as executive officers.

In establishing executive compensation, the Committee:

•	collaborates with management in developing a compensation philosophy for executive officers and broad-based employee groups,

•	makes recommendations to the Board of Directors regarding the CEO’s compensation,

•	evaluates and approves all compensation for the other executive officers,

•	engages the services of external advisors when appropriate,

•	oversees all employee compensation and benefit programs (including the general employee benefit programs, equity incentive plans, annual bonus plan, and other similar plans), and

•	provides guidance to management regarding organizational structure, succession planning, retention strategies, and development programs.

During 2009, the Committee held seven meetings and frequently met in executive session. The Committee reviews the adequacy of its charter at least annually.

Role of Consultants

The Committee has retained its own independent compensation consultant, DolmatConnell & Partners, since September 2006 to advise it on matters related to executive compensation. DolmatConnell provides the Committee with executive compensation benchmarking data derived from surveys and public disclosures of peer companies.

DolmatConnell recommends to the Committee an industry peer group for purposes of comparison and benchmarking executive compensation. DolmatConnell is also available to the Committee to attend meetings, provide an independent perspective, and provide an environmental overview of executive compensation matters. DolmatConnell also provides the Committee with competitive analysis and recommendations regarding the annual use of stock compensation, bonus plan design, and executive benefits and perquisites. DolmatConnell does not provide any other services to the Company.

The Committee also retains an external advisor, Van Latham, Ph.D. to gather feedback from each Board member in January as to their perspectives regarding the CEOs performance during the prior year and goals for the future.

Role of Management

The Committee has full access to the management team when assessing and taking action related to executive compensation matters. The Chief Human Resources Officer and the Vice President for Global Compensation, Benefits & HR Systems work closely with the CEO to develop management’s recommendations and perspective on the alignment of executive compensation with the business strategy, which are presented at Committee meetings. The Chief Financial Officer, Chief Legal Officer, and their respective teams periodically attend Committee meetings and are also involved in providing input to material presented.

The CEO presents recommendations to the Committee for specific executive officer compensation actions, other than for himself, which include:

(i) an assessment of individual performances relative to previously approved performance goals and objectives, and

(ii) recommendations for base salary adjustments, bonus awards, and long-term incentive grants aligned to the CEO’s assessment of an individual executive officer’s past performance, comparison of internal equity, necessity of retention, if applicable, and the Company’s short and long-term strategy.

Management provides other information to the Committee to assist in its analysis and decision making process, including:

(i) recommendations for the design of short and long-term incentive plans,

(ii) tally sheets,

(iii) stock ownership and cash/equity retention levels,

(iv) current events and trends in executive compensation, and

(v) impact of compensation and benefit programs on the Company’s financial statements.

Benchmarking Executive Compensation

The Committee periodically reviews competitive market data as a reference point when considering compensation actions. Several other data points are used in addition to market data, including:

(i) individual performance and relative contribution to the Company’s performance,

(ii) overall Company and business unit performance,

(iii) financial impact on the Company’s income statement and balance sheet,

(iv) an executive officer’s role, responsibilities, and demonstrated leadership, and the Company’s need to retain the executive, and

(v) internal equity among the entire senior management team.

The Committee annually reviews benchmark compensation data provided by DolmatConnell. This data is developed from publicly-filed proxy statements (referred to as “Proxy Data”) of the companies listed below for Messrs. Lucier, Stevenson, and Hoffmeister. The Committee also annually reviews the companies used to develop the Proxy Data to ensure it reflects a balance between corporate revenue, market capitalization and competitive labor markets. In July 2009, three additional firms were added to the Proxy Data comparator group (Beckman Coulter, Inc., Cephalon, Inc., and Hologic, Inc.) to better balance these factors.

DolmatConnell uses a combination of the Proxy Data and two published surveys for all other executive officers. Specifically, DolmatConnell utilizes the Radford Executive Survey (224 companies over $1B in annual revenue) and the Towers Perrin Executive Compensation Survey (111 companies between $3B and $6B in annual revenue). For Mr. Brust, DolmatConnell uses only the Radford Executive Survey to produce benchmark data while using the Radford Executive Survey and the Towers Perrin Executive Compensation Survey results for the other NEOs (data from the two sources equally weighted). This methodology is consistent with past practice and provides the Committee with a perspective relative to prior years.

Proxy Data Comparator Companies

Agilent Technologies	Genzyme Corporation
Allergan, Inc.	Hologic, Inc.
Beckman Coulter, Inc.	Hospira, Inc.
Becton, Dickinson and Co.	Quest Diagnostics, Inc.
Biogen Idec, Inc.	Sigma-Aldrich Corp.
Cephalon, Inc.	St. Jude Medical, Inc.
C.R. Bard, Inc.	Thermo Fisher Scientific
DENTSPLY International	Varian Medical Systems
Forest Laboratories	Waters Corp.

Determining 2009 Compensation for the Company’s Named Executive Officer’s (NEOs)

Effective upon the merger of Invitrogen and Applied Biosystems in November 2008 (into the combined company — Life Technologies) the Committee took several actions to retain and motivate the executive team to integrate successfully the two organizations and to realize quickly the synergies of the merger. Specifically, the Committee:

(i) re-aligned base salary levels to compensate executive officers based on his/her going forward roles and responsibilities

(ii) established annual bonus performance targets (the “2009 Incentive Compensation Plan” or the “2009 ICP”) that if achieved provide stockholders with an appropriate return in the first year following the merger,

(iii) approved a special one-time incentive to reward executive officers (excluding the CEO) for achieving specified financial and operational synergy goals during the 24-month period following the merger, or sooner, in addition to all other forms of compensation, and

(iv) provided executive officers with a long-term incentive grant in November of 2008 that ordinarily would have been granted in the first quarter of 2009 to ensure executives balance short-term goals and objectives associated with the merger with the Company’s long-term goal of increasing stockholder value through sustainable and superior performance.

The above actions and the ultimate awards were made after the Committee considered the competitive benchmark data, internal equity among executive officers, individual performance results relative to goals and objectives, payout and other award obligations resulting from contractual change-in-control agreements, and the importance of establishing a consistent executive compensation framework for the Company to build upon after the merger integration. The Committee did not assign any particular weight to these factors but each was important in analyzing and determining appropriate compensation packages for the executive officers. Additionally, the Committee made these decisions and took action in November 2008 in exchange for each NEO’s agreement (other than the CEO) to waive certain rights pursuant to the terms of their then existing change-in-control agreements. The Committee also considered the value of these change-in-control payouts assuming executive officers triggered their agreement for “good reason” and the retention value associated with taking these actions.

The Committee’s actions relating to short-term goals for 2009 were driven primarily by integration objectives related to the merger. The Board re-assessed the Company’s short and long-term strategy during its December 2009 and February 2010 meetings and subsequently designed the 2010 executive compensation packages to incentivize executives to execute the 2010 strategy. The approval of executive compensation packages in early 2010 also better aligns the timing of executive compensation actions with the annual performance management process and the timing of compensation actions for all other employees.

Determining 2009 Compensation for the CEO

The CEO developed his goals and objectives for 2009 in collaboration with the Board of Directors in December 2008. These goals and objectives were established primarily as a result of the Company’s operating plan for 2009, but also included non-financial metrics and goals the Board believed were critical to a successful integration of the merged companies. The CEO’s goals and objectives also became the basis for determining the goals and objectives of his direct reports and ultimately the entire organization, which ensured consistency across the business units and the support functions.

The CEO reviews his actual performance with the Board periodically during the year and formally at the December meeting. Subsequently, Van Latham, Ph.D. gathers feedback from each Board member in January and compiles a report based on the information gathered. The Committee meets to review and modify the report, as appropriate, and then the final report is provided to the full Board. This report, the CEO’s self assessment of his performance, actual financial performance results, and the external market competitive compensation data provided by DolmatConnell are utilized by the Committee in making its recommendations to the full Board, and are the primary factors considered by the full Board in determining the CEO’s compensation.

In 2009 the CEO achieved several significant milestones through his leadership in growing and integrating the business. Specifically, his primary accomplishments during the year were:

(i) significantly exceeded the profit synergy objectives of the acquisition model, with world class results when compared against Deloitte merger benchmarks;

(ii) achieved organic revenue growth of 7%, exceeding the 2009 estimated market growth rate of 2%, in the face of a difficult economic environment;

(iii) exceeded company financial expectations while becoming an industry leader in corporate citizenship; maintaining a position in the Dow Jones Sustainability Index for the second year in a row and earning a spot on FTSE4Good Index; and

(iv) provided extraordinary leadership integrating the Invitrogen and Applied Biosystems workforces while maintaining high retention rates and high employee morale.

The timing of CEO compensation actions in prior years has been different from the timing of compensation actions taken for other executive officers. However, beginning in 2010 the timing of payments and decisions related to the compensation of the CEO will be aligned with all other executive officers and the Company’s broader employee population.

Elements of the Company’s Executive Compensation Program

In addition to the benefit plans generally available to all employees, executive officers compensation consists of the following components:

Base Salary

Base salary ranges are established for each executive officer. The salary range midpoint is set at the 65th percentile of the comparator group market data. The midpoints are set at this level to ensure the Company can attract the best talent to deliver on shareholder goals in a very competitive environment. However, to be paid at the midpoint or higher an executive officer must have consistently performed at an exceptional level and displayed behaviors that have significantly impacted the Company’s growth and success. The Committee also believes the full breadth of the salary range should be utilized to recognize the difference in individual performance and contribution. As a result, individual base salaries may be higher or lower than the 65th percentile of the applicable comparator group market data, depending on various factors, including job performance, skill level, prior experience in his or her field of expertise, the executive’s experience with the Company, consistency regarding pay levels for similar positions or skill levels within the Company, the need to attract and retain talent, and external market conditions.

Base salaries were last adjusted for executive officers in November 2008 after the merger of Invitrogen and Applied Biosystems in recognition of the additional responsibilities executive officers took on in conjunction with integrating the merged companies. No base salary adjustments were made during 2009. The Committee reviewed executive base salaries at the beginning of 2010 and approved adjustments to occur on April 1, 2010. Scheduling executive officer base salary adjustments to occur on April 1, 2010 will ensure the Committee has the opportunity to evaluate fully each executive’s 2009 performance before determining an appropriate 2010 base salary.

The Committee reviewed Proxy Data showing the CEO’s 2009 base salary approximates the 60th percentile while base salary for other NEOs collectively approximates the 75th percentile relative to executives in similar roles.

Annual Bonus — Incentive Compensation Plan (ICP)

Executive officers participate in an annual cash bonus plan called the Incentive Compensation Plan (“ICP”). The Committee establishes an individual ICP target bonus opportunity for each executive officer expressed as a percentage of their base salary paid during the fiscal year. Target bonuses are established at the beginning of the fiscal year based on a review of:

(i) benchmark data for both target bonus opportunity and target total cash opportunity,

(ii) the role of each executive officer, including their ability to impact the Company’s overall performance, and

(iii) the Committee’s assessment of internal equity among the executive officers.

The Committee’s philosophy is to provide an ICP target bonus opportunity for the Company’s executive officers that approximates the 75th percentile of the applicable comparator group market data. The ICP target bonus of some executive officers may be higher or lower than the 75th percentile of the appropriate benchmark data.

For 2009, the following were the ICP target bonus amounts for each NEO:

Name	Title	Target Bonus

Gregory T. Lucier	Chairman & CEO	150%
Mark P. Stevenson	Chief Operating Officer	100%
David F. Hoffmeister	Chief Financial Officer	75%
Joseph C. Beery	Chief Information Officer	75%
Bernd Brust	President, Commercial Operations	75%
Paul D. Grossman, Ph.D.	Senior Vice President, Strategy and Corporate Development	75%
Peter M. Leddy, Ph.D.	Chief Human Resources Officer	75%

After establishing targets, the Committee selects ICP performance metric(s) that are closely aligned with both the Company’s short-term strategy and its long term objective of creating sustainable stockholder value. For 2009, the Committee selected Operating Income as its sole funding metric under the ICP. The Company’s definition of Operating Income for ICP purposes is non-GAAP operating income recorded on the year-end financial statements, adjusted to include operating income from the Mass Spec JV Division, exclude the effect of currency fluctuations in revenue and costs, and exclude the effect of the Company’s stock option and restricted stock expense.

The Committee selected Operating Income as the short-term performance metric to focus the leadership team on a common goal the Committee believed was aligned closely with stockholder value creation, while at the same time aligning executive officer performance to measurable results. The Committee also believed the Operating Income metric would align the leadership team’s efforts on the critical twelve-month period for integrating the Invitrogen and Applied Biosystems organizations.

The Committee then established a fiscal year 2009 (FY2009) ICP Operating Income performance goal of $758 million for NEOs that would fund 200% of an executive officer’s ICP target bonus opportunity. ICP Operating Income below the goal would result in no bonus funding/payout for NEOs. Additionally, ICP Operating Income above the goal does not result in additional ICP bonus funding/payout. In the event the Company’s actual ICP Operating Income funded the 200% opportunity, the Committee retained the discretion to adjust the ICP bonus payout amount downward based on its assessment of the NEO’s individual performance in FY2009. The CEO provides the Committee with his perspective on individual NEO performance and makes recommendations for actual ICP payouts.

For FY2009, the Company achieved actual ICP Operating Income of $893 million, which resulted in an ICP bonus funding amount equal to 200% of each NEO’s target bonus opportunity. However, pursuant to its retained discretion, the Committee adjusted downward each NEO’s funded bonus amount (excluding the CEO), resulting in an aggregate payout relative to target ICP bonus opportunity of 160% (excluding the CEO) and 200% for the CEO. The specific ICP bonus paid to each NEO for FY2009 is included in the Summary Compensation Table.

Long-Term Incentives

Overview.  The Company’s long-term incentive plan is designed to align the financial interests of stockholders directly with executive officers by focusing them on the sustainable appreciation of stockholder value. The Committee has a policy of granting equity awards on an annual basis, generally in the first few months of the fiscal year. However, as a result of the Invitrogen and Applied Biosystems merger in 2008, the Committee granted long-term incentive (LTI) awards to most executive officers in November 2008 to provide an immediate post-close incentive to effectively integrate the two organizations. Absent extraordinary circumstances, beginning in 2010, annual LTI awards to executive officers and other eligible employees will be made on March 1.

The Committee approved grants of non-qualified stock options and time-based vesting restricted stock units for most executive officers in November 2008 as a FY2009 LTI award. The FY2009 LTI design targeted an economic value of the total award to be evenly split between stock options and restricted stock units for employees at and above the Vice President level. The Committee believes the 50/50 split of stock options and restricted stock units strikes the right balance between upside potential and downside protection, rewarding overall Company performance and retaining a highly talented executive team.

Determining Award Levels.  The Committee’s philosophy is to target an economic value for LTI awards to executive officers that approximate the 65th percentile of the competitive market. DolmatConnell provides the Committee with grant ranges for executive officers with the midpoint of the range aligned to this strategy. The Committee then reviews the CEO’s recommendation for individual grants to executive officers based on his assessment of individual performance and potential contribution to the Company’s success. In addition to taking into account the CEO’s recommendations, the Committee decides the final award level for each executive officer based upon:

(i)	its assessment of individual performance during the prior fiscal year and potential for future contribution,

(ii) recommendations from its external consultant,

(iii) current retention value associated with each executive officer’s outstanding LTI awards,

(iv) the potential impact on stockholder dilution, and

(v) the impact on financial statements.

The Committee believes this approach balances the short and long-term goals and interests of stockholders and executives.

The Committee has delegated to management the ability to approve LTI awards to new hires and employees (excluding executive officers) within defined parameters. Management provides the Committee with quarterly reports regarding all equity awards made by management pursuant to this delegation of authority. The policy is to make these equity grants on the first trading day of the month following the receipt of appropriate approvals.

Stock Option Awards.  Stock options awarded to employees have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ market on the date of grant. Stock options vest ratably over four years following the grant date and have a ten-year total exercise term, which term may be shorter under certain circumstances such as a termination of employment.

Restricted Stock Unit Awards.  Restricted stock units fully vest, which is also referred to as “cliff vesting,” on the third anniversary of the grant date.

2007 and 2008 LTI Performance Awards.  A grant of 800,000 performance shares was made to the CEO on March 1, 2007 and 560,000 shares vested on February 28, 2010 since the Company’s common stock met certain share price targets during the three-year performance period. Specifically, the Committee approved six share price targets in 2007 ranging from $40 to $52.50 per share. If the closing price of the Company’s common stock met or exceeded a share price target during the performance period, then a specific number of performance shares vest on February 28, 2010. During the performance period, five of the six stock price targets were achieved which resulted in 70% vesting of the 2007 Performance Award to the CEO.

On May 15, 2008, twelve executives (excluding the CEO) received a performance-based RSU grant under the 2008 annual LTI award. This grant had a single stock price target of $52.50 per share. Because the stock price target was not met, these shares were forfeited by executives on February 28, 2010.

Other Long-Term Incentive Awards.  In addition to the stock options and restricted stock unit awards, most executive officers (excluding the CEO) also became eligible for a one-time cash incentive for achieving synergy goals related to the merger. Under this plan, which became effective upon the merger in November 2008, executive officers have the opportunity to receive a cash award payable in March 2010 and/or March 2011 if certain performance goals are achieved.

Specifically, eligible executive officers have synergy goals relating to their functional areas of responsibility. Every executive officer has both a FY2009 and FY2010 financial goal to achieve cost synergies related to the merger and other FY2009/2010 goals customized to their function and areas of responsibility.

In general, an executive officer’s total payout under this incentive was targeted at 150% of his or her FY2009 annual ICP target bonus opportunity. To focus executive officers on accelerating the achievement of synergies, the plan pays-out 60% of the target award opportunity in March 2010 for achieving FY2009 goals and 40% of the target award in March 2011 for achieving FY2010 goals. However, the final 40% can be accelerated should the FY2010 goals be achieved in FY2009. This design feature was added to incentivize accelerated achievement of the planned synergy objectives.

Following are the total target payouts for the NEOs who received a one-time synergy cash incentive award:

		Total 2-Year
		Synergy Bonus
Name	Title	Target Amount

Mark P. Stevenson	Chief Operating Officer	$975,000
David F. Hoffmeister	Chief Financial Officer	$562,500
Joseph C. Beery	Chief Information Officer	$300,000
Bernd Brust	President, Commercial Operations	$534,375
Paul D. Grossman, Ph.D.	Senior Vice President, Strategy and Corporate Development	$450,000
Peter M. Leddy, Ph.D.	Chief Human Resources Officer	$506,250

The CEO was excluded from this one-time synergy incentive plan because the Committee believes he already had adequate ICP and long-term incentive tied to the successful integration of Invitrogen and Applied Biosystems.

For 2009, Messrs. Stevenson, Hoffmeister, Beery, and Brust achieved their FY2009 goals while Messrs. Leddy and Grossman achieved their combined 2009/2010 goals. This resulted in an aggregate payout of $2,379,375 to the NEOs as a result of the overachievement against their collective 2009 synergy target of $90.8 million. The specific synergy bonus paid to each individual for FY09 is included in the Summary Compensation Table.

Employee Benefits and Perquisites

The Committee oversees the strategy, design, and administration of all broad-based and supplemental executive benefit/perquisite programs. The Company offers a limited number of supplemental benefits and perquisites to executive officers. Specifically, the Company provides supplemental long-term disability and life insurance (CEO only) to make-up for limits in the Company’s group insurance contracts, a financial counseling allowance, a non-qualified deferred compensation plan, and an annual executive physical benefit. The Committee has approved these benefits and perquisites because it believes they are market competitive, reasonable, and allow executive officers to focus their primary attention on the strategic objectives of the Company versus personal matters.

One executive officer, Mark Stevenson, also participates in a supplemental executive retirement plan that was implemented in August 2007 while Mr. Stevenson was an Applied Biosystems executive. Effective January 1, 2010, the Committee froze the supplemental executive retirement plan, and Mr. Stevenson ceased accruing any additional benefits under this arrangement.

The Company also owns an aircraft which is operated by a third party and made available for charter when not in use by the Company. Executive officer family members/guests may accompany an executive for business related activities. However, if family members/guests accompany an executive on a business trip and their travel is not business related, the executive reimburses the cost of such family member/guest travel to the Company at the then prevailing Standard Industry Fare Level rates.

The Company does not provide an income tax gross-up for the executive officer’s cost associated with these benefits or perquisites. The amounts relating to benefits and perquisites are disclosed in the footnotes to the Summary Compensation Table.

Executive Severance Plan and Agreements

In February 2006, the Committee approved an executive officer severance plan to provide specific benefits to eligible executives whose employment is involuntarily terminated without Cause (as defined under the plan). The plan was subsequently amended in November 2008 to comply with Section 409A of the Internal Revenue Code. The following benefits are provided to executive officers who become eligible to participate in this severance plan:

(i) twelve (12) months of base salary continuation, payable over time in accordance with regular payroll practices, provided that all such payments are made by March 15 of the year following the year in which termination occurs.

(ii) a cash lump sum payment equal to the executive’s ICP target bonus for the year in which the termination occurred (prorated to the date of termination),

(iii) nine months of outplacement assistance, and

(iv) up to twelve months of health benefits continuation.

The Company has also entered into individual agreements with the CEO and CFO providing them with specific benefits if their employment is terminated involuntarily without cause or they voluntarily terminate employment for “good reason” (as defined in their agreements). Specifically, their agreements provide the following benefit upon termination:

(i) a cash lump-sum payment equal to 1.5 times the sum of the executive’s base salary and ICP target bonus for the year in which the termination occurred, and

(ii) eighteen months of group health benefits continuation.

The Committee believes these benefits are competitive and reasonable and that they avoid lengthy negotiations with executives when they leave the Company.

Executive Change-in-Control (CIC) Agreements

The Company has entered into change-in-control (“CIC”) agreements with the NEOs and a very small group of other executives because the Committee believes these individuals are the most likely to lose their jobs due to redundancy but not performance, and believe these agreements provide any potential buyer with the flexibility to retain the management team if so desired.

The CIC agreements are “double trigger” agreements, meaning no payouts are made to the executives unless there is a:

(i) change in ownership, and

(ii) termination or constructive termination of the executive’s employment within 24 months following the change in ownership.

If a double-trigger occurs the agreement provides for the executive to receive:

(i) a cash lump-sum payment equal to two times his or her existing base salary plus an amount equal to two times the higher of the last bonus paid or their target bonus;

(ii) up to twenty-four months of group health insurance continuation coverage (which ceases should the executive accept employment that allows the executive to participate in group health insurance coverage before the twenty-four month period ends);

(iii) outplacement assistance for nine months;

(iv) acceleration of vesting of all outstanding long-term incentive awards; and

(v) a tax gross-up if an Internal Revenue Code section 280G excise tax penalty is imposed for excess parachute payments.

In April 2009, the Committee agreed to remove the gross up of any excise tax in future CIC agreements, except in extraordinary circumstances. Additionally, any new CIC agreements must be approved by the Committee. Additional information regarding applicable payments under the CIC and executive severance arrangements for the NEOs is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Other Policies and Practices

Stock Ownership Guidelines

The Committee has determined each of the executive officers should own a significant amount of the Company’s common stock to more closely align the financial interests of the executive officers with those of stockholders. Executive officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The Committee expects the CEO to hold at least 90,000 shares of the Company’s common stock and senior vice presidents to hold at least 20,000 shares. In determining individual ownership levels, all shares held outright, as well as unvested restricted stock units or performance shares awarded to the executive are included. Stock option awards are not included for purposes of determining stock ownership.

As of March 1, 2010, all executive officers were in compliance with these stock ownership guidelines.

Equity Grant Practices

The Committee awards stock options at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. In most situations, the date of grant is the first day of the month following the date the grants are approved. Under the terms of the Company’s equity plans, stock option re-pricing is not permitted without stockholder approval.

Deductibility of Named Executive Officer Compensation

In evaluating compensation program alternatives, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to NEOs that is not “performance-based compensation” as defined under the specific rules.

The Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive, performance-based compensation. However, the Committee believes it is important to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Committee’s compensation philosophy. Further, the actual impact of the loss of deduction for compensation paid to NEOs over the limitation would have a minimal impact on the Company’s financial position. Therefore, the Committee may choose not to limit compensation in order to preserve deductibility for certain payments under various compensation programs. The Committee will consider alternative forms of compensation that preserve deductibility, consistent with its compensation goals.

Clawback Policy

The Committee believes the strong financial controls in place for the Company provide a substantial safeguard against the risk of a material financial restatement. However, if an extraordinary event were to occur resulting in a restatement of the Company’s financial performance, the Committee would take all relevant factors into account when deciding subsequent compensation actions and exercise business judgment and discretion to determine amounts to recoup, if any.

Policy on Stock Hedging

Executive officers are prohibited from participating in short sales on the Company’s stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Life Technologies securities.

REPORT OF THE
COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE
OF THE
BOARD OF DIRECTORS

The Compensation and Organizational Development Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation and Organizational Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Ronald A. Matricaria (Chairman)
William H. Longfield
W. Ann Reynolds, Ph.D.
William S. Shanahan
David C. U’Prichard, Ph.D.

2009 Summary Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2009, concerning the compensation of the CEO and CFO of the Company and each of the three other most highly compensated executive officers as of December 31, 2009. In order to provide continuity for prior year comparisons, Messer’s Bernd Brust and Peter M. Leddy, Ph.D. have been included.

(h)
Change in
Pension Value
(g)	and
(e)	(f)	Non-Equity	Non-Qualified	(i)
(c)	(d)	Stock	Option	Incentive Plan	Deferred	All Other	(j)
(a)	(b)	Salary	Bonus	Awards	Awards	Compensation	Comp	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	Earnings	($)(4)	($)

Gregory T. Lucier	2009	1,116,346	0	0	0	3,349,039	(5)	0	43,469	(6)	4,508,854
Chairman & Chief	2008	978,404	0	4,521,326	3,589,602	2,050,000	0	64,244	(7)	11,203,576
Executive Officer	2007	910,000	0	26,018,037	0	2,047,500	0	45,747	(8)	29,021,284

Mark P. Stevenson	2009	650,000	0	0	0	1,505,000	(9)	246,052	(10)	113,494	(11)	2,514,546
President & Chief	2008	75,000	6,744,492	(13)	999,994	1,196,534	709,122	62,882	2,199	(14)	9,790,223
Operating Officer(12)	2007	—	—	—	—	—	—	—	—

David F. Hoffmeister	2009	519,231	0	0	0	887,500	(15)	0	22,095	(16)	1,428,826
Chief Financial Officer	2008	475,192	0	1,324,984	1,363,421	445,315	0	48,430	(17)	3,657,342
2007	440,000	225,000	439,596	554,422	332,640	0	24,847	(18)	2,016,505

Joseph C. Beery	2009	415,385	0	549,965	515,418	680,000	(19)	0	156,508	(20)	2,317,276
Chief Information Officer	2008	—	—	—	—	—	—	—	—
2007	—	—	—	—	—	—	—	—

Bernd Brust	2009	493,269	0	0	0	1,020,625	(21)	0	27,695	(22)	1,541,589
President & Chief	2008	421,846	0	1,396,167	1,422,236	548,136	0	33,042	(23)	3,821,427
Commercial Operations Officer	2007	377,692	0	497,243	1,088,428	416,406	0	32,020	(24)	2,411,789

Paul D. Grossman, Ph.D.	2009	415,385	100,000	0	0	950,000	(25)	0	506,535	(26)	1,971,920
Senior Vice President,	2008	—	—	—	—	—	—	—	—
Strategy and Corporate Development	2007	—	—	—	—	—	—	—	—

Peter M. Leddy, Ph.D	2009	467,307	0	0	0	1,156,250	(27)	0	31,365	(28)	1,654,922
Chief Human Resources	2008	397,039	0	949,308	1,018,928	372,075	0	73,563	(29)	2,810,913
Officer	2007	358,846	0	354,296	600,623	293,895	0	56,351	(30)	1,664,011

(1)	Figures in 2009 reflect approximately 3.85% additional base salary than annual base salary level since paid over 27 pay periods for Messer’s Lucier, Hoffmeister, Beery, Grossman, Leddy and Brust versus 26 pay periods. Effective April 4, 2010, base salaries will be adjusted as follows: Mr. Lucier to $1,150,000, Mr. Stevenson to $700,000, Mr. Hoffmeister to $575,000, Mr. Beery to $425,000, Mr. Brust to $575,000, Mr. Grossman to $450,000, and Mr. Leddy to $485,000.

(2)	Figures in all years reflect new Securities and Exchange Commission rules, whereby long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been used in prior years.

(3)	2007 Figures consist of the full 2007 ICP award made March 14, 2008. Each NEO was eligible to elect to receive a portion of the 2007 ICP in restricted stock units.

(4)	Consists of any Executive financial planning services, executive physical, supplemental benefit premiums, 401(k) matching program, and relocation payments. 2007 and 2008 figures reflect fringe benefits available to general employees while 2009 figures represent cost for those benefits/perquisites specific to executives.

(5)	Consists of 2009 ICP payout of $3,349,039. Mr. Lucier was not eligible for a synergy bonus, as described in the section entitled “Compensation Discussion & Analysis”.

(6)	Consists of Executive financial planning services of $12,250, executive physical of $1,560, supplemental life insurance premiums of $658, supplemental long-term disability premiums of $21,651, and 401(k) matching of $7,350.

(7)	Consists of Executive financial planning services of $19,984, 401(k) matching of $6,900, supplemental life insurance premium payments of $15,801, executive physical of $2,500, health insurance contribution of $11,088, enhanced security protection of $7,921, and miscellaneous award of $50.

(8)	Consists of Executive financial planning services of $10,000, 401(k) matching of $6,750, supplemental life insurance premium payments of $15,513, executive physical of $2,500 and health insurance contribution of $10,984.

(9)	Consists of 2009 ICP payout of $920,000 and 2009 synergy bonus payout of $585,000.

(10)	SERP benefit for Mr. Stevenson was frozen on December 31, 2009.

(11)	Consists of Executive financial planning services of $7,653, supplemental long-term disability premiums of $2,637, 401(k) matching of $14,700, non-qualified Excess Savings Plan match of $1,800, and taxable relocation payments of $86,704.

(12)	Consists of payments made from November 21, 2008 through December 31, 2008.

(13)	Consists of a cash payment equal to three years of base salary and target bonus, plus reimbursement and gross-up for excise taxes.

(14)	Consists of Executive financial planning services of $860, car allowance of $1,154, supplemental long-term disability refund of $53, and life insurance premium payments of $132.

(15)	Consists of 2009 ICP payout of $550,000 and 2009 synergy bonus payout of $337,500.

(16)	Consists of Executive financial planning services of $9,113, supplemental long-term disability premiums of $5,632, and 401(k) matching of $7,350.

(17)	Consists of Executive financial planning services of $13,667, 401(k) matching of $1,056, supplemental life insurance premium payments of $8,207, executive physical of $2,500, health insurance contribution of $7,567 and $15,433 for professional services rendered by Morrison Cohen, LLP.

(18)	Consists of Executive financial planning services of $7,500, supplemental life insurance premium payments of $7,352, executive physical of $2,500 and health insurance contribution of $7,495.

(19)	Consists of 2009 ICP payout of $500,000 and 2009 synergy bonus payout of $180,000.

(20)	Consists of Executive financial planning services of $1,323, supplemental long-term disability premiums of $2,031, 401(k) matching of $692, and taxable relocation payments of $152,462.

(21)	Consists of 2009 ICP payout of $700,000 and 2009 synergy bonus payout of $320,625.

(22)	Consists of Executive financial planning services of $15,885, executive physical of $1,326, supplemental long-term disability premiums of $3,134, and 401(k) matching of $7,350.

(23)	Consists of Executive financial planning services of $5,452, 401(k) matching of $6,900, supplemental life insurance premium payments of $3,803, executive physical of $2,500, health insurance contribution of $11,551, and medical expenses of $2,836.

(24)	Consists of Executive financial planning services of $7,500, 401(k) matching of $6,750, supplemental life insurance premium payments of $3,875, executive physical of $2,500, and health insurance contribution of $11,395.

(25)	Consists of 2009 ICP payout of $500,000 and 2009 synergy bonus payout of $450,000.

(26)	Consists of Executive financial planning services of $23,346, executive physical of $1,558, supplemental long-term disability premiums of $3,934, 401(k) matching of $7,350, taxable relocation payments of $470,347.

(27)	Consists of 2009 ICP payout of $650,000 and 2009 synergy bonus payout of $506,250.

(28)	Consists of Executive financial planning services of $6,930, executive physical of $118, supplemental long-term disability premiums of $3,586, 401(k) matching of $7,350, and relocation payments of $13,381.

(29)	Consists of Executive financial planning services of $17,207, 401(k) matching of $6,900, supplemental life insurance premium payments of $3,424, executive physical of $2,500, and health insurance contribution of $11,088, enhanced security protection of $6,500, and housing loan of $25,944.

(30)	Consists of Executive financial planning services of $7,500, 401(k) matching of $5,651, supplemental life insurance premium payments of $2,990, executive physical of $2,500, health insurance contribution of $10,984 and relocation payments of $26,726.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2009.

All
Other
Stock
								Awards:	All Other
								Number	Option	Exercise	Grant Date
								of	Awards:	of Base	Fair Value
								Shares	Number of	Price of	of Stock
		Estimated Future Payouts			Estimated Future Payouts			of Stock	Securities	Option	and Option
	Grant	Under Non-Equity Incentive			Under Equity Incentive			or Units	Underlying	Awards	Awards
Name	Date	Plan Awards			Plan Awards			(#)	Options (#)	($/Sh)	($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	(i)	(j)	(k)	(l)

Gregory T. Lucier	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chairman & Chief Executive Officer
Mark P. Stevenson	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
President & Chief Operating Officer
David F. Hoffmeister	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Financial Officer
Joseph C. Beery	03/01/09	0	0	0	0	0	0	9,433	0	0	274,972
Chief Information	03/01/09	0	0	0	0	0	0	0	23,584	29.15	272,270
Officer	09/01/09	0	0	0	0	0	0	6,181	0	0	274,993
	09/01/09	0	0	0	0	0	0	0	15,452	44.49	243,148
Bernd Brust	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
President & Chief Commercial Operations Officer
Paul D. Grossman, Ph.D.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Senior Vice President, Strategy and Corporate Development
Peter M. Leddy, Ph.D.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Human Resources Officer

Options Exercised and Stock Vested Table

The following information sets forth the stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2009.

Name	Option Awards		Stock Awards
			Number
	Number	Value	of	Value
	of Shares	Realized on	Shares	Realized on
	Exercised	Exercise(1)	Vesting	Vesting(2)

Gregory T. Lucier	N/A	N/A	11,266	$330,995
Chairman & Chief Executive Officer
Mark P. Stevenson	N/A	N/A	N/A	N/A
President & Chief Operating Officer
David F. Hoffmeister	192,728	$3,852,633	9,830	$345,765
Chief Financial Officer
Joseph C. Beery	N/A	N/A	N/A	N/A
Chief Information Officer
Bernd Brust	6,292	$213,339	92,002	$1,838,461
President & Chief Commercial Operations Officer
Paul D. Grossman, Ph.D.	N/A	N/A	N/A	N/A
Senior Vice President, Strategy and Corporate Development
Peter M. Leddy, Ph.D.	N/A	N/A	8,818	$310,337
Chief Human Resources Officer

(1)	Represents the excess of the fair market value of the shares exercised over the aggregate price of such shares on the date of exercise.

(2)	Represents the fair market value of the shares on the date of vesting.

Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the named executive officers as of December 31, 2009 (market value of shares is based on grant date fair value of the awards determined pursuant to Statement of Financial Accounting Standards 123(R), Share Based Payment).

			Equity
			Incentive						Equity Incentive
			Plan						Plan Awards:
			Awards:			Number	Market	Equity Incentive	Market or
	Number of	Number of	Number of			of Shares	Value of	Plan Awards:	Payout Value of
	Securities	Securities	Securities			or Units	Shares or	Number of	Unearned
	Underlying	Underlying	Underlying	Option		of Stock	Units of	unearned	Shares, Units or
	Unexercised	Unexercised	Unexercised	Exercise	Option	That Have	Stock That	Shares, Units or	Other Rights
	Options (#)	Options (#)	Unearned	Price	Expiration	Not	Have Not	Other Rights	That Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested	Vested ($)	Not Vested	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gregory T. Lucier	0	0	0	0	02/28/2010	800,000	25,704,000	0	0
Chairman & Chief Executive Officer	507,352	0	0	19.01	05/30/2013	0	0	0	0
	105,000	0	0	32.69	05/14/2014	0	0	0	0
	70,000	0	0	31.26	11/12/2014	0	0	0	0
	85,000	0	0	38.43	05/13/2015	0	0	0	0
	85,000	0	0	32.26	11/14/2015	0	0	0	0
	157,500	52,500	0	37.33	03/01/2016	0	0	0	0
	0	0	0	0	03/01/2017	9,522	305,942	0	0
	0	0	0	0	03/14/2018	11,266	460,667	0	0
	0	485,829	0	22.23	11/21/2018	161,943	3,599,993	0	0

	1,009,852	538,329	0			982,731	30,070,602	0	0

Mark P. Stevenson	8,697	0	0	93.13	04/13/2010	0	0	0	0
President & Chief Operating Officer	69,584	0	0	39.81	01/30/2017	0	0	0	0
	40,486	121,457	0	22.23	11/21/2018	44,984	999,994	0	0

	118,767	121,457	0			44,984	999,994	0	0

David F. Hoffmeister	0	0	0	0	02/28/2010	3,200	149,920	0	0
Chief Financial Officer	207,272	0	0	27.50	10/13/2014	0	0	0	0
	30,000	0	0	38.43	05/13/2015	0	0	0	0
	30,000	0	0	32.26	11/14/2015	0	0	0	0
	43,500	14,500	0	32.94	05/12/2016	0		0	0
	0	0	0	0	03/01/2017	3,860	124,022	0	0
	24,000	24,000	0	35.87	05/15/2017	5,300	190,111	0	0
	0	0	0	0	03/14/2018	1,830	74,829	0	0
	7,204	21,610	0	46.85	05/15/2018	3,200	149,920	0	0
	31,208	93,623	0	22.23	11/21/2018	41,610	924,990	0	0

	373,184	153,733	0			59,000	1,613,792	0	0

Joseph C. Beery	20,548	61,643	0	36.50	10/01/2018	16,438	599,987	0	0
Chief Information Officer	0	23,584	0	29.15	03/01/2019	9,433	274,972	0	0
	0	15,452	0	44.49	09/01/2019	6,181	274,993	0	0

	20,548	100,679	0			32,052	1,149,952	0	0

Bernd Brust	0	0	0	0	02/28/2010	3,628	169,972	0	0
President, Commercial Operations	6,252	0	0	38.12	02/17/2014	0	0	0	0
	2,336	0	0	32.09	06/15/2014	0	0	0	0
	5,000	0	0	38.43	05/13/2015	0	0	0	0
	120	0	0	32.26	11/14/2015	0	0	0	0
	0	7,500	0	32.94	05/12/2016	0	0	0	0
	0	6,250	0	27.51	11/30/2016	0	0	0	0
	0	23,500	0	28.30	01/01/2017	6,000	169,800	0	0
	0	28,000	0	35.87	05/15/2017	5,500	197,285	0	0
	0	0	0	0	03/14/2018	2,290	93,638	0	0
	8,164	24,492	0	46.85	05/15/2018	3,628	169,972	0	0
	0	93,623	0	22.23	11/21/2018	41,610	924,990	0	0

	21,872	183,365	0			62,656	1,725,657	0	0

Paul D. Grossman, Ph.D.	0	0	0	0	02/28/2010	3,200	149,920	0	0
Senior Vice President, Strategy and	50,000	50,000	0	36.24	06/01/2017	30,000	1,087,200	0	0
Corporate Development	7,204	21,610	0	46.85	05/15/2018	3,200	149,920	0	0
	18,556	55,668	0	22.23	11/21/2018	24,741	549,992	0	0

	75,760	127,278	0	105		61,141	1,937,032	0	0

Peter M. Leddy, Ph.D.	0	0	0	0	02/28/2010	3,414	159,946	0	0
Chief Human Resources Officer	100,000	0	0	42.45	07/05/2015	0	0	0	0
	18,000	0	0	32.26	11/14/2015	0	0	0	0
	39,000	13,000	0	32.94	05/12/2016	0	0	0	0
	97,500	32,500	0	31.71	09/29/2016	0	0	0	0
	0	0	0	0	03/01/2017	1,206	38,749	0	0
	26,000	26,000	0	35.87	05/15/2017	5,300	190,111	0	0
	0	0	0	0	03/14/2018	1,616	66,078	0	0
	7,684	23,052	0	46.85	05/15/2018	3,414	159,946	0	0
	18,556	55,668	0	22.23	11/21/2018	24,741	549,992	0	0

	306,740	150,220	0			39,691	1,164,822	0	0

Employment and Severance Arrangements

Employment Agreements

The Company entered into an Employment Agreement, effective on May 30, 2003, with Gregory T. Lucier, its current Chairman and Chief Executive Officer. Under the terms of this Employment Agreement, upon termination of employment he could receive a payment totaling 1.5 times his annual salary plus 1.5 times an imputed bonus of 150% of his annual salary. In addition, he could receive continuing health and welfare benefits for 18 months. Mr. Lucier would be eligible for these payments and benefits upon his separation from the Company under specified circumstances other than termination for cause. The Employment Agreement was filed as Exhibit 10.57 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 13, 2003.

The Company entered into an Employment Agreement, effective on October 13, 2004, with David F. Hoffmeister, for Mr. Hoffmeister to serve as the Company’s Chief Financial Officer. Under the terms of this Employment Agreement, Mr. Hoffmeister received his target bonus under the Incentive Compensation Plan for his first year of employment. Mr. Hoffmeister received a one time signing bonus of $375,000. Mr. Hoffmeister also received a $225,000 employment bonus which was paid on or before each of the first three anniversary dates of Mr. Hoffmeister’s initial employment. The Employment Agreement also provides Mr. Hoffmeister with severance benefits in the event of his termination for certain reasons. The Employment Agreement was filed as Exhibit 10.1 to an 8-K filed with the SEC on October 18, 2004.

The Company entered into an Employment Agreement, effective on November 20, 2008, with Mark P. Stevenson, for Mr. Stevenson to serve as the Company’s President and Chief Operating Officer. Under the terms of the Agreement, Mr. Stevenson was to receive a cash lump sum payment in the amount of $3.744 million, plus reimbursement and gross up for excise taxes. The Agreement also provides that Mr. Stevenson was to receive an Equity Incentive Award by way of (i) an option to purchase a number of shares of Company common stock that have a grant face value of $3.6 million, vesting ratably over four years, and (ii) a grant of restricted stock units of Company common stock that have a grant face value of $1.0 million, vesting 100% on the third anniversary of the date of grant. In addition, Mr. Stevenson is eligible for certain severance benefits in the event of his termination for certain reasons. The Employment Agreement was filed as Exhibit 99.4 to an 8-K filed with the SEC on November 29, 2008.

The Company has entered into letter agreements with each of our other executive officers outlining the terms of their employment and the elements of their compensation. Each of these letter agreements follows our standard employment offer template, and provides for employment at will.

Compensation of Directors

During 2009, certain directors who are not executive officers received compensation as described below:

Director Compensation Table

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)(1)	($)(1)(2)	($)(1)(2)	($)	Earnings	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

George F. Adam, Jr.(3)	102,292	225,031	0	0	0	0	327,323
Raymond V. Dittamore	105,625	225,031	0	0	0	0	330,656
Donald W. Grimm	93,750	225,031	0	0	0	0	318,781
Balakrishnan S. Iyer	105,625	225,031	0	0	0	0	330,656
Arnold J. Levine, Ph.D.(3)	102,625	225,031	0	0	0	0	327,323
William H. Longfield	102,292	225,031	0	0	0	0	327,323
Bradley G. Lorimier	93,750	225,031	0	0	0	0	318,781
Ronald A. Matricaria	105,625	225,031	0	0	0	0	330,656
Per A. Peterson, Ph.D.	105,625	225,031	0	0	0	0	330,656
W. Ann Reynolds, Ph.D.	105,625	225,031	0	0	0	0	330,656
William S. Shanahan(4)	97,083	225,031	0	0	0	0	322,114
David C. U’Prichard, Ph.D.	93,750	225,031	0	0	0	0	318,781

(1)	Prior to April 1, 2009, the Board of Directors received fixed annual compensation of $250,000 with 30% payable in cash, and 70% payable in restricted stock units each year.

(2)	In 2008, the Company moved to granting only stock awards from the 2007 mix of stock and option awards.

(3)	Mr. Adam, Dr. Levine and Mr. Longfield each joined the Board of Directors effective November 21, 2008.

(4)	Mr. Shanahan joined the Board of Directors effective December 16, 2008.

The aggregate number of stock awards and stock option awards for each director is included in the information set forth with respect to each director in the section entitled “Stock Ownership.”

Effective April 1, 2009, the Board of Directors adopted annual compensation guidelines as follows. Each Director receives a fixed annual compensation of $325,000 with $100,000 payable in cash, and $225,000 payable in restricted stock units. Cash payments are made in advance at the start of each calendar quarter, and the Board of Directors, at its first meeting following the Annual Meeting of stockholders, determines the amount of each cash payment for the subsequent four quarters. The Presiding Director and each Committee Chairman receive an additional $12,500 per year. In addition, Directors are reimbursed for the reasonable out-of-pocket expenses that they incur in attending meetings of the Board of Directors, committee meetings of the Company, and director-related education seminars.

Restricted stock units (RSUs) are granted at the first Board of Directors meeting following the Annual Meeting. The Board of Directors anticipates that members of the Board of Directors will receive RSUs with a Fair Market Value on the date of grant of $225,000 for each year. Each RSU grant completely vests at the earlier of the anniversary of its grant date, or the date of the next annual meeting. The holding period for RSUs is a minimum of three years. Each Director may elect to have the company issue his or her RSUs at a specified time after three years, and if no election is made, the RSUs will be issued at termination of such Director’s service. RSUs are taxed when they are issued.

Cash and equity compensation for newly appointed directors are pro-rated to the date of the next annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of the Company. During 2009, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2009, none of the Company’s executive officers served on the compensation committee or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Director Stock Ownership Guidelines Table

In February 2008, the Board of Directors adopted stock ownership guidelines for the directors and required each director to meet the guidelines within the time period set forth below. The chart below indicates each director’s progress toward compliance.

Name	Shares Owned(1)	Ownership Requirement	Deadline for Meeting
(a)	(b)	(c)	Ownership Requirement

George F. Adam, Jr.	12,253	20,000	2013
Raymond V. Dittamore	24,215	20,000	2010
Donald W. Grimm	27,003	20,000	2010
Balakrishnan S. Iyer	23,003	20,000	2010
Arnold J. Levine, Ph.D.	35,050	20,000	2013
William H. Longfield	37,636	20,000	2013
Bradley G. Lorimier	27,203	20,000	2010
Ronald A. Matricaria	79,003	20,000	2010
Per A. Peterson, Ph.D.	15,277	20,000	2012
W. Ann Reynolds, Ph.D.	25,003	20,000	2010
William S. Shanahan	9,054	20,000	2013
David C. U’Prichard, Ph.D.	21,800	20,000	2010

(1)	Consists of Direct Stock Ownership, Restricted Stock Units and Deferred Stock Units, as applicable.

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require us to provide compensation to named executive officers of Life Technologies in the event of a termination of employment or a change in control of Life Technologies. The amount of compensation payable to each named executive officer in each situation is set forth in the tables below.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Gregory T. Lucier, Life Technologies’ Chairman & Chief Executive Officer:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	1,612,500	—	2,150,000
Non-equity Incentive Plan	—	2,418,750	—	3,225,000
Long-term incentives(4)	25,580,935	54,824,135	—	79,718,084
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	25,104	—	33,473
Deferred Compensation Balance	—	—		—
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	—
Vesting of Employer 401(k)	—	—	—	—
Contributions	—	—	—	—
Total:	25,580,935	58,890,489	—	85,151,557

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $1,075,000, annual incentive opportunity equal to 150% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary and target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Mark P. Stevenson, Life Technologies’ President & Chief Operating Officer:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	650,000	—	1,300,000
Non-equity Incentive Plan	—	650,000	—	1,300,000
Long-term incentives(4)	2,077,713	2,077,713	—	8,069,272
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	16,391	—	32,783
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	—
Vesting of Employer 401(k)	—	—	—	—
Contributions	—	—	—	—
Total:	2,077,713	3,404,104	—	10,727,055

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $650,000, annual incentive opportunity equal to 100% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for David F. Hoffmeister, Life Technologies’ Chief Financial Officer:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	750,000	—	1,000,000
Non-equity Incentive Plan	—	562,500	—	750,000
Long-term incentives(4)	8,341,957	8,341,957	—	14,851,593
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	16,922	—	22,562
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	—
Vesting of Employer 401(k)	—	—	—	—
Contributions	—	—	—	—
Total:	8,341,957	9,681,379	—	16,649,155

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $500,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Joseph C. Beery, Life Technologies’ Chief Information Officer:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	400,000	—	800,000
Non-equity Incentive Plan	—	300,000	—	600,000
Long-term incentives(4)	323,015	323,015	—	3,629,325
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	16,736	—	33,473
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	931,389
Vesting of Employer 401(k)	—	—	—	866
Contributions	—	—	—	—
Total:	323,015	1,049,751	—	6,020,053

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $400,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Bernd Brust, Life Technologies’ President, Commercial Operations:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	475,000	—	950,000
Non-equity Incentive Plan	—	356,250	—	712,500
Long-term incentives(4)	250,363	250,363	—	7,591,038
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	16,736	—	33,473
Deferred Compensation Balance	114,152	114,152		114,152
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	1,352,706
Vesting of Employer 401(k)	—	—	—	—
Contributions	—	—	—	—
Total:	364,515	1,222,501	—	10,778,869

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $475,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Paul D. Grossman, Ph.D., Life Technologies’ Senior Vice President, Strategy and Corporate Development:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	400,000	—	800,000
Non-equity Incentive Plan	—	300,000	—	600,000
Long-term incentives(4)	1,394,180	1,394,180	—	7,004,388
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	16,736	—	33,473
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	1,066,135
Vesting of Employer 401(k)	—	—	—	—
Contributions	—	—	—	—
Total:	1,394,180	2,120,916	—	9,528,996

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $400,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

The following table describes the potential payments upon termination or a change in control of Life Technologies for Peter M. Leddy, Ph.D., Life Technologies’ Chief Human Resources Officer:

Executive
Benefits and	Voluntary	Involuntary		Termination
Payments Upon	Termination For	Termination other	Termination	Following Change
Termination(1)	Good Reason	than for Cause(2)	for Cause	in Control(3)

Compensation
Base salary	—	450,000	—	900,000
Non-equity Incentive Plan	—	337,500	—	675,000
Long-term incentives(4)	5,110,783	5,110,783	—	10,140,755
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	—
Benefits and Perquisites
Health care insurance	—	—	—	—
Benefit Continuation	—	16,736	—	33,473
Deferred Compensation Balance	85,547	85,547		85,547
Accrued Vacation	—	—	—	—
Outplacement Assistance	—	10,000	—	25,000
280G gross-up	—	—	—	—
Vesting of Employer 401(k)	—	—	—	13,654
Contributions	—	—	—	—
Total:	5,196,330	6,010,566	—	11,873,429

(1)	Assumes the executive’s compensation is as follows: current base salary equal to $450,000, annual incentive opportunity equal to 75% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason within two years of a Change in Control.

(4)	Assumes the executive’s date of termination is December 31, 2009 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $52.22 per share.

Nonqualified Deferred Compensation Table

		Executive	Registrant	Aggregate	Aggregate
	Type of Deferred	Contributions	Contributions	Earnings in	Balance at
	Compensation	in Last Fiscal	in Last Fiscal	the last	Last Fiscal
Name of Executive	Plan	Year	Year	Fiscal Year	Year End

Gregory T. Lucier	Deferred	–0–	–0–	–0–	–0–
Compensation Plan
Mark P. Stevenson	Excess Savings Plan	–0–	1,700	41	7,266
David F. Hoffmeister	Deferred	–0–	–0–	–0–	–0–
Compensation Plan
Joseph C. Beery	Deferred	–0–	–0–	–0–	–0–
Compensation Plan
Bernd Brust	Deferred	–0–	–0–	4,432	114,152
Compensation Plan
Paul D. Grossman, Ph.D.	Deferred	–0–	–0–	–0–	–0–
Compensation Plan
Peter M. Leddy, Ph.D.	Deferred	46,731	–0–	9,089	85,547
Compensation Plan

Pension Benefit Table

			Number of		Payments
			Years	Present Value	During Last
			Credited Service	of Accumulated	Fiscal Year
Name of Executive	Year	Plan Name	(#)	Benefit ($)	($)

Mark P. Stevenson	2009	Applera Corporation Supplemental Executive Retirement Plan	5.33	1,062,040	0
	2008	Applera Corporation Supplemental Executive Retirement Plan	4.33	815,988	0

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

Information about Life Technologies’ equity compensation plans at December 31, 2009 is as follows (shares in thousands):

	Number of	Weighted	Number of		Weighted
	Shares to be	Average	Shares		Average
	Issued Upon	Exercise	Remaining		Remaining
	Exercise of	Price of	Available		Contractual
	Outstanding	Outstanding	for Future		Life in
Plan Category	Options	Options	Issuance		Years

Equity compensation plans approved by stockholders			16,064	(2)
Stock Options	15,850	$40.63			5.6
Restricted Stock Units	3,208	$—			8.5
Equity compensation plans not approved by stockholders(1)	558	$17.85	—		3.3

Total	19,543	$33.34	16,064		6.0

(1)	Represents the 2000 Invitrogen Corporation Stock Option Plan, the Invitrogen Corporation 2001 and 2002 Stock Incentive Plans, and options granted to Life Technologies’ Chief Executive Officer (CEO); with none available for future issuance. Stock options under the Invitrogen Corporation 2001 and 2002 Stock Incentive Plans were assumed as part of the Molecular Probes acquisition in August 2003. At December 31, 2009, these two assumed plans collectively total 50,306 shares to be issued upon exercise of outstanding options at a weighted average exercise price of $6.20, with none available for future issuance. Pursuant to an employment agreement with its CEO, an option to purchase 1,350,000 shares of Life Technologies common stock is included in this amount; of which 842,648 exercised as of December 31, 2009.

(2)	Includes 11,122,689 shares reserved for issuance under the Life Technologies Corporation 2009 Equity Incentive Plan, 4,321,729 shares reserved for issuance under the Invitrogen Corporation 1998 Employee Stock Purchase Plan, and 619,705 shares reserved for issuance under the Life Technologies Corporation Amended and Restated 1999 Employee Stock Purchase Plan.

The material features of the 2000 Invitrogen Corporation Stock Plan (the 2000 Plan) are set forth below. Only employees or consultants of the Company are eligible to receive awards under the 2000 Plan. The 2000 Plan provides for the award of stock options, which typically provide for 100% vesting after four years of service. The 2000 Plan provides that no option may be granted with an exercise price less than fair market value on the date of grant, except as allowed by Section 424(a) of the Internal Revenue Code of 1986, as amended. Upon a change in control, the vesting and exercisability of all outstanding awards under the 2000 Plan is 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

The material features of the 2001 and 2002 Stock Incentive Plans are identical to one another. Only employees, consultants or directors of the Company who were hired after the closing of the Molecular Probes acquisition in August of 2003, or any such individuals who were previously employed by Molecular Probes, were eligible to receive awards under the assumed plans. The assumed plans provide for the award of either stock options or restricted stock. These plans typically provide for 100% vesting after four years of service. The plans provide that options, other than incentive stock options, may be granted with exercise prices less than fair market value on the date of grant, although the Company has never granted any options with an exercise price lower than fair market value. Upon a change in control, the vesting and exercisability of all outstanding awards under the plans are 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

The material terms of the CEO Option described in Footnote 1 to the table above are as follows: (i) the exercise price is $19.01, (ii) half of the option shares vested on the two-year anniversary of the option grant and the remaining half of the shares vest on the four-year anniversary of the option grant date, (iii) upon a change in control the CEO Option fully vests, (iv) upon the CEO’s death or disability the CEO Option shall become vested in an amount which would reflect an additional twelve months of service by the CEO, and (v) upon the CEO’s termination without cause or termination for good reason, the CEO Option shall become vested in an amount which would reflect an additional eighteen months of service by the CEO.

STOCK OWNERSHIP

The following table sets forth information as of March 1, 2010, regarding the beneficial ownership of Common Stock by (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each executive officer named in the Executive Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Except as otherwise indicated, the address for each beneficial owner is c/o Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, California 92008.

Stock Ownership Table

	Amount and Nature of
	Beneficial Ownership	Percentage of
Name and Address of Beneficial Owner	of Common Stock(1)	Common Stock

FMR LLC(2)	15,520,500	8.56%
BlackRock, Inc.(3)	13,757,985	7.59%
Gregory T. Lucier(4)	1,555,481	*
Joseph C. Beery(5)	27,850	*
Bernd Brust(6)	43,389	*
Paul D. Grossman, Ph.D.(7)	58,508	*
David F. Hoffmeister(8)	405,046	*
Peter M. Leddy, Ph.D.(9)	314,166	*
Mark P. Stevenson(10)	138,414	*
George F. Adam, Jr.(11)(23)	18,345	*
Raymond V. Dittamore(12)(23)	132,215	*
Donald W. Grimm(13)(23)	95,003	*
Balakrishnan S. Iyer(14)(23)	91,003	*
Arnold J. Levine, Ph.D.(15)(23)	90,457	*
William H. Longfield(16)(23)	73,909	*
Bradley G. Lorimier(17)(23)	135,203	*
Ronald A. Matricaria(18)(23)	127,003	*
Per A. Peterson, Ph.D.(19)(23)	17,195	*
W. Ann Reynolds, Ph.D.(20)(23)	55,689	*
William S. Shanahan(21)(23)	7,544	*
David C. U’Prichard, Ph.D.(22)(23)	54,803	*
All Directors and Section 16 Executive Officers as group Total	32,719,708	18.05%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of Common Stock outstanding as of March 1, 2010. Shares of Common Stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after March 1, 2010, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)	Consists of 481,863 shares owned directly by Mr. Lucier, 11,266 shares of restricted stock, and 1,062,352 shares Mr. Lucier may acquire upon the exercise of stock options.

(5)	Consists of 1,406 shares owned directly by Mr. Beery, and 26,444 shares Mr. Beery may acquire upon the exercise of stock options.

(6)	Consists of 19,227 shares owned directly by Mr. Brust, 2,290 shares of restricted stock, and 21,872 shares Mr. Brust may acquire upon the exercise of stock options.

(7)	Consists of 1,304 shares owned directly by Dr. Grossman, and 57,204 shares Dr. Grossman may acquire upon the exercise of stock options.

(8)	Consists of 30,032 shares owned directly by Mr. Hoffmeister, 1,830 shares of restricted stock, and 373,184 shares Mr. Hoffmeister may acquire upon the exercise of stock options.

(9)	Consists of 5,810 shares owned directly by Dr. Leddy, 1,616 shares of restricted stock, and 306,740 shares Dr. Leddy may acquire upon the exercise of stock options.

(10)	Consists of 28,344 shares owned directly by Mr. Stevenson, and 110,070 shares Mr. Stevenson may acquire upon the exercise of stock options.

(11)	Consists of 2,747 shares owned directly by Mr. Adam, 7,770 shares of restricted stock units, and 7,828 shares Mr. Adam may acquire upon the exercise of stock options.

(12)	Consists of 4,000 shares owned directly by a family trust in which Mr. Dittamore has a beneficial interest, 20,215 shares of restricted stock units, and 108,000 shares that Mr. Dittamore may acquire upon the exercise of stock options.

(13)	Consists of 8,000 shares owned by Donald and Kathryn A. Grimm, Trustees, the Grimm Family Trust dated January 31, 1986, 19,003 shares of restricted stock units, and 68,000 shares Mr. Grimm may acquire upon the exercise of stock options.

(14)	Consists of 4,000 shares owned directly by Mr. Iyer, 19,003 shares of restricted stock units, and 68,000 shares that Mr. Iyer may acquire upon the exercise of stock options.

(15)	Consists of 1,081 shares owned directly by Dr. Levine, 7,770 shares of restricted stock units, 24,463 shares owned as Deferred Stock Units, and 57,143 shares Dr. Levine may acquire upon the exercise of stock options.

(16)	Consists of 13,000 shares owned directly by Mr. Longfield, 7,770 shares of restricted stock units, 15,130 shares owned as Deferred Stock Units, and 38,009 shares Mr. Longfield may acquire upon the exercise of stock options.

(17)	Consists of 8,200 shares owned directly by Mr. Lorimier, 19,003 shares of restricted stock units, and 108,000 shares Mr. Lorimier may acquire upon the exercise of stock options.

(18)	Consists of 60,000 shares owned directly by Mr. Matricaria, 19,003 shares of restricted stock units, and 48,000 shares that Mr. Matricaria may acquire upon the exercise of stock options.

(19)	Consists of 0 shares owned directly by Dr. Peterson, 15,277 shares of restricted stock, and 1,918 shares that Dr. Peterson may acquire upon the exercise of stock options.

(20)	Consists of 5,616 shares owned directly by Dr. Reynolds, 19,387 shares of restricted stock, and 30,686 shares that Dr. Reynolds may acquire upon the exercise of stock options.

(21)	Consists of 0 shares owned directly by Mr. Shanahan, 7,544 shares of restricted stock units, and 0 shares Mr. Shanahan may acquire upon the exercise of stock options.

(22)	Consists of 2,800 shares owned directly by Dr. U’Prichard, 19,003 shares of restricted stock units, and 33,000 shares that Dr. U’Prichard may acquire upon the exercise of stock options.

(23)	Disclosures with respect to the stock ownership guidelines for each Director are set forth in the section titled “Director Compensation” below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

Pursuant to the Life Technologies Protocol and the Audit Committee Charter, the executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company without the consent of the Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, our best interests, as determined in good faith by the Audit Committee.

Change in Control Agreements

The Company has executed agreements with certain of its officers that would provide benefits following a change in control of the Company. The officers would be provided with cash payments and other benefits under their change in control agreements if, within twenty four months after a change in control, the officers’ employment were involuntary terminated (for reasons other than disability or cause) or if the officer terminated his or her employment for good reason.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reasons of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on a review of forms that were furnished to us and written representations from reporting persons, we believe that our executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a), except for the following:

The Company filed one late Form 4 on behalf of George F. Adam with respect to 700 shares of common stock that Mr. Adam purchased in May 2009. Mr. Adam elected to hold such common stock in trust.

THE LIFE TECHNOLOGIES PROTOCOL

The Company has adopted a code of ethics applicable to all of its employees, including the principal executive officer, principal financial officer, principal accounting officer, its controller, and all of its directors. The code of ethics is called the Life Technologies Protocol, and a copy is posted to our internet site at www.lifetechnologies.com.

ITEMS FOR STOCKHOLDER CONSIDERATION

PROPOSAL 1

Election of Directors

At the Annual Meeting, the stockholders will be asked to elect four nominees up for election in Class II to the Board of Directors and one nominee up for election in Class III to the Board of Directors. The Company has a classified Board of Directors currently consisting of five Class II directors (George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D., Bradley G. Lorimier and David C. U’Prichard, Ph.D.) who will serve until the 2010 Annual Meeting of stockholders, four Class III directors (Balakrishnan S. Iyer, William H. Longfield, Ronald A. Matricaria and W. Ann Reynolds, Ph.D.) who will serve until the 2011 Annual Meeting of Stockholders, and four Class I directors (Donald W. Grimm, Gregory T. Lucier, Per A. Peterson, Ph.D. and William S. Shanahan) who will serve until the 2012 Annual Meeting of stockholders, and in each case until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

The nominees for election at the 2010 Annual Meeting of Stockholders to fill four Class II positions on the Board of Directors are George F. Adam, Jr., Raymond V. Dittamore, Arnold J. Levine, Ph.D. and Bradley G. Lorimier. The nominee for election at the 2010 Annual Meeting of Stockholders to fill one additional Class III position on the Board of Directors is David C. U’Prichard, Ph.D. If elected, the nominees for the Class II positions will serve as directors until the annual meeting of stockholders in 2013, and in each case until their successors are elected and qualified. If elected, the nominee for the Class III position will serve as a director until the annual meeting of stockholders in 2011, and until his successors is elected and qualified. If a quorum is present and voted at the meeting, the four nominees for Class II directors receiving the highest number of votes will be elected Class II directors and the one nominee for Class III director receiving the highest number of votes will be elected as a Class III director.

If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Vote Required and Board of Directors Recommendation

If a quorum is present, either in person or by proxy, the four nominees for Class II who receive the greatest number of votes cast will be elected as Class II directors and the one nominee for Class III director who receives the greatest number of votes cast will be elected as a Class III director. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent auditors to audit our financial statements for the fiscal year ended December 31, 2010. Ernst & Young has acted in such capacity since its appointment in fiscal year 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions. With respect to broker non-votes, however, brokers have the discretion to ratify the appointment of the independent auditors since the ratification is considered a routine matter.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting is required for ratification of this selection. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the ratification of independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT
OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC
ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

PROPOSAL 3

Adoption of an Amendment to the Restated Certificate of Incorporation of the Company (Adopt Majority Voting for Uncontested Elections of Directors)

At the Annual Meeting, the stockholders will be asked to approve and adopt an amendment to the Restated Certificate of Incorporation of the Company (the Restated Certificate of Incorporation) adopted by the Board of Directors to eliminate plurality voting for the election of Directors. The Board of Directors is committed to ensuring effective corporate governance policies and practices, which ensure that the Company is governed with high standards of ethics, integrity and accountability and in the best interest of the stockholders. The Board of Directors, in its continuing review of corporate governance matters, has determined to eliminate plurality voting and, if this proposal and Proposal 5 are approved by the stockholders, to adopt a majority voting standard for uncontested elections of directors.

This proposal seeks stockholder approval of the repeal of the plurality voting standard for the election of the Company’s directors in Article IV(D)(2)(a) of the Restated Certificate of Incorporation in its entirety. Unless the stockholders approve this proposal and Proposal 5, the plurality voting standard for the election of the Company’s directors will remain unchanged. If this proposal and Proposal 5 are approved by the stockholders, the Company will have adopted a majority vote standard in uncontested director elections.

The complete text of the Restated Certificate of Incorporation as it is proposed to be amended (Amended Articles) is included in Appendix A to this Proxy Statement. The summary below does not contain all the information that may be necessary to you. The following summary is qualified in its entirety by reference to the text of the Amended Articles. You are urged to read the Amended Articles in their entirety.

Majority Vote in Uncontested Director Elections

The proposed amendment is as follows:

Article IV(D)(2)(a) of the Restated Certificate of Incorporation — Plurality Vote Requirement.  Delete from the Restated Certificate of Incorporation provisions requiring a “plurality” vote requirement for the election of directors.

In recent years, many public companies have eliminated a “plurality” vote standard for the election of their directors and, instead, have adopted a majority vote standard for uncontested director elections. The Board of Directors has on several occasions considered the advantages of a “plurality” vote standard and, in the past, had concluded that maintaining this standard was in the best interest of the Company and the stockholders. After careful consideration and review of corporate governance policies widely considered to enhance corporate governance, the Board of Directors has decided at this time that it is in the best interest of the Company and its stockholders to amend the Restated Certificate of Incorporation to eliminate plurality voting in the election of directors. If this proposal and Proposal 5 are approved by the stockholders at the Annual Meeting, the Company will have adopted a majority voting standard for uncontested elections of directors. The Board of Directors believes that a change to a majority voting standard for uncontested elections is in the best interest of the Company and the stockholders. The Board of Directors can only eliminate plurality voting if the stockholders approve this proposal and Proposal 5.

The approval of this amendment is subject to the simultaneous approval of Proposal 5 by the stockholders at the Annual Meeting. If this proposal and Proposal 5 are approved by the stockholders at the Annual Meeting, the

Company will file the Amended Articles with the Secretary of the State of Delaware reflecting this amendment promptly after the Annual Meeting. In that case, the amendment will become effective and the Company will have adopted a majority voting standard for uncontested elections of directors when the Amended Articles are filed with the Secretary of State of the State of Delaware.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of 66 2/3 of the outstanding shares of Common Stock is required for adoption of this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 4

Adoption of Amendments to the Restated Certificate of Incorporation of the Company (Eliminate Supermajority Provisions)

At the Annual Meeting, the stockholders will be asked to approve and adopt an amendment to the Restated Certificate of Incorporation adopted by the Board of Directors to eliminate certain supermajority provisions. The Board of Directors is committed to ensuring effective corporate governance policies and practices, which ensure that the Company is governed with high standards of ethics, integrity and accountability and in the best interest of the stockholders. The Board of Directors, in its continuing review of corporate governance matters, has determined to remove the supermajority vote requirements from the Restated Certificate of Incorporation.

This proposal seeks stockholder approval of the elimination of the supermajority vote requirements of Article V(2) and Article IX. Unless such approval is received, the supermajority vote requirements in Article V(2) and Article IX will remain unchanged.

The complete text of the Amended Articles is included in Appendix A to this Proxy Statement. The summary below does not contain all the information that may be necessary to you. The following summary is qualified in its entirety by reference to the text of the Amended Articles. You are urged to read the Amended Articles in their entirety.

Eliminate Supermajority Vote Provisions

The proposed amendments are as follows:

1.  Article V(2) of the Restated Certificate of Incorporation — Bylaws. Article V(2) of the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, or a vote of at least 66 2/3% of the number of directors of the Company then authorized to amend or repeal the Bylaws. The proposed amendment would reduce the vote requirement from 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Company to a majority of the outstanding voting power of all the then outstanding shares of capital stock of the Company to amend or repeal the Bylaws.

As with many companies, the supermajority requirement to amend the Bylaws in Article V(2) of the Restated Certificate of Incorporation is designed to protect the rights of minority stockholders by assuring that fundamental changes in how the Company is governed are not made without either the approval of the Board of Directors (taking into account the interests of all stockholders) or a substantial majority of stockholders. Matters covered by the Bylaws include many important governance issues. These matters require careful consideration of all stockholders, and should not be lightly changed in ways that may disadvantage minority stockholders.

2.  Article IX — Amendment of Restated Certificate of Incorporation. Under Article IX of the Restated Certificate of Incorporation, the Company reserves the right to amend, alter, change or repeal any provision contained in the Restated Certificate of Incorporation in the manner prescribed by Delaware General Corporation Law; provided, however, the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal Article V, Article VI, Article VII or Article IX. The proposed amendment would reduce the vote requirement from 66 2/3% of the voting power of all the then outstanding shares of capital stock to a majority of the outstanding voting power of all the then outstanding shares of capital stock of the Company to amend or repeal Article V, Article VI, Article VII or Article IX.

In deciding to recommend the elimination of supermajority vote provisions, the Board of Directors considered the arguments in favor of and against continuation of supermajority vote provisions, gave careful consideration to stockholder views concerning this matter and determined that eliminating the supermajority vote provisions, in order to enhance the accountability of our Board of Directors to our stockholders, outweighs the legitimate benefits of such provisions.

If approved, these amendments will become effective upon the filing of the Amended Articles with the Secretary of the State of Delaware reflecting this amendment, which the Company would file promptly after the Annual Meeting.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock is required for adoption of this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL
OF THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 5

Adoption of Amendments to the Bylaws of the Company (Adopt Majority Voting for Uncontested Elections of Directors)

At the Annual Meeting, the stockholders will be asked to approve and adopt amendments to the Bylaws of the Company adopted by the Board of Directors to repeal plurality voting for the election of Directors and to adopt a majority voting standard for uncontested elections of directors. The Board of Directors is committed to ensuring effective corporate governance policies and practices, which ensure that the Company is governed with high standards of ethics, integrity and accountability and in the best interest of the stockholders. The Board of Directors, in its continuing review of corporate governance matters, has determined to eliminate plurality voting and, if this proposal and Proposal 3 are approved by the stockholders, to adopt a majority voting standard for uncontested elections of directors.

This proposal seeks stockholder approval of the repeal of the plurality voting standard for the election of the Company’s directors in Section 1.8 of the Bylaws and the adoption of a majority voting standard for the uncontested elections of directors. Unless the stockholders approve this proposal and Proposal 3, the plurality voting standard for the election of the Company’s directors will remain unchanged. If this proposal and Proposal 3 are approved by the stockholders, the Company will have adopted a majority vote standard in uncontested director elections.

The complete text of the amendment to the Bylaws as they are proposed to be amended (Amended Bylaws) is included in Appendix B to this Proxy Statement. The summary below does not contain all the information that may be necessary to you. The following summary is qualified in its entirety by reference to the text of the Amended Bylaws. You are urged to read the Amended Bylaws in their entirety.

Majority Vote in Uncontested Director Elections

The proposed amendments are as follows:

Section 1.8 of the Bylaws — Plurality Vote Requirement.  Delete from the Bylaws provisions requiring a “plurality” vote requirement for the election of directors and add provisions requiring a majority voting standard for uncontested election of directors.

In recent years, many public companies have eliminated a “plurality” vote standard for the election of their directors and, instead, have adopted a majority vote standard for uncontested director elections. The Board of Directors has on several occasions considered the advantages of a “plurality” vote standard and, in the past, has concluded that maintaining this standard was in the best interest of the Company and the stockholders. After careful consideration and review of corporate governance policies widely considered to enhance corporate governance, the Board of Directors has decided at this time that it is in the best interest of the Company and its stockholders to amend the Bylaws to eliminate plurality voting in the election of directors. If this proposal and Proposal 3 are approved by the stockholders at the Annual Meeting, the Company will have adopted a majority voting standard for uncontested elections of directors. The Board of Directors believes that a change to a majority vote standard for uncontested elections is in the best interest of the Company and the stockholders. The Board of Directors can only eliminate plurality voting if the stockholders approve this proposal and Proposal 3.

The approval of these amendments is subject to the simultaneous approval of Proposal 3 by the stockholders at the Annual Meeting. If this proposal and Proposal 3 are approved by the stockholders at the Annual Meeting, the Company will have adopted a majority voting standard for uncontested elections of directors when the Amended Bylaws re filed with the secretary of State of Delaware.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of 66 2/3 of the outstanding shares of Common Stock is required for adoption of this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS AMENDMENT TO THE BYLAWS.

PROPOSAL 6

Adoption of an Amendment to the Bylaws of the Company (Eliminate Supermajority Provisions)

At the Annual Meeting, the stockholders will be asked to approve and adopt an amendment to the Bylaws adopted by the Board of Directors to eliminate certain supermajority provisions. The Board of Directors is committed to ensuring effective corporate governance policies and practices, which ensure that the Company is governed with high standards of ethics, integrity and accountability and in the best interest of the stockholders. The Board of Directors, in its continuing review of corporate governance matters, has determined to remove the supermajority vote requirements from the Bylaws.

This proposal seeks stockholder approval of the elimination of the supermajority vote requirements of Article IX of the Bylaws. Unless such approval is received, the supermajority vote requirements in Article IX of the Bylaws will remain unchanged.

The complete text of the Amended Bylaws is included in Appendix B to this Proxy Statement. The summary below does not contain all the information that may be necessary to you. The following summary is qualified in its entirety by reference to the text of the Amended Bylaws. You are urged to read the Amended Bylaws in their entirety.

Eliminate Supermajority Vote Provision

The proposed amendment is as follows:

Article IX — Amendment of Bylaws.  Under Article IX of the Bylaws, the Company reserves the right to amend, alter, change or repeal any provision contained in the Bylaws in the manner prescribed by Delaware General Corporation Law; provided, however, the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, or by vote of at least 66 2/3% of the number of directors of the Company then authorized is required to amend or repeal the Bylaws. The proposed amendment would reduce the vote requirement from 66 2/3% of the voting power of all the then outstanding shares of capital stock to a majority of the outstanding voting power of all the then outstanding shares of capital stock of the Company to amend or repeal the Bylaws.

In deciding to recommend the elimination of supermajority vote provisions, the Board of Directors considered the arguments in favor of and against continuation of supermajority vote provisions, gave careful consideration to stockholder views concerning this matter and determined that eliminating the supermajority vote provisions, in order to enhance the accountability of our Board of Directors to our stockholders, outweighs the legitimate benefits of such provisions.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock is required for adoption of this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS AMENDMENT TO THE BYLAWS.

PROPOSAL 7

Adoption of the Company’s 2010 Incentive Compensation Plan

At the Annual Meeting, the stockholders will be asked to approve and adopt the Life Technologies Corporation 2010 Incentive Compensation Plan (ICP) in order to allow future performance-based compensation bonuses paid under the ICP to be fully deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code). The Compensation and Organizational Development Committee of the Board of Directors (Committee) approved the ICP on February 24, 2010, subject to its approval by stockholders. If approved by the stockholders, the ICP would become effective with respect to awards made under the ICP beginning in 2010 and following the date of the annual meeting.

Background

The ICP is a performance-based compensation bonus plan designed to exempt payments from the deduction limitations provided under Section 162(m) of the Code (Section 162(m)), such that the Company will be able to fully deduct ICP payments as a compensation expense. Section 162(m) and related guidance generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during a single year to each of a public company’s Chief Executive Officer and any of the three other most highly compensated named executive officers, excluding the Chief Financial Officer. Certain compensation is exempt from this deduction limit if it meets the requirements of Section 162(m) in qualifying as “performance-based” compensation. The requirements that compensation qualify as “performance-based” under Section 162(m) include the following: payment of the compensation must be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m); the performance criteria that may be used to establish the performance goals must be approved by stockholders; there must be a limit on the amount of compensation that may be paid to any participant during a specified period of time; and achievement of the pre-established performance goals must be substantially uncertain at the time the individual awards are approved. Section 162(m) also imposes certain independence requirements on the sub-committee of the Board administering the performance-based compensation program.

We intend to administer an annual cash incentive program under the ICP, which has a performance period that coincides with our fiscal year. This annual cash incentive program is described in more detail in our “Compensation Discussion & Analysis”. In the future, the Committee will determine whether it will make awards with a longer, shorter or the same performance period. We seek your approval of the ICP under which awards will be made to our Section 16 officers, including our NEOs. Your approval will constitute approval of all the material terms of the ICP for purposes of Section 162(m), as described below. If the stockholders do not approve the ICP, we might not be able to deduct some or all of the annual cash bonuses paid to certain named executive officers.

Material Terms of the ICP

The ICP is a component of the Company’s overall strategy to pay its employees for achieving performance goals instrumental to the Company’s success. The purposes of the ICP are to motivate the Company’s executives by basing a portion of compensation on performance aligned with the Company’s financial and business objectives and to attract and retain top-performing senior executives.

The following is a summary of the material provisions of the ICP. This summary does not describe the ICP in detail and qualified in its entirety by reference to the full text of the ICP, which is attached as Appendix C.

Administration.  The Committee will administer the ICP. Committee members must qualify as “outside directors” under Section 162(m) in order for bonuses paid under the ICP to qualify as “performance-based” compensation. All of our Committee members meet this requirement. The Committee has the discretion to determine the terms and conditions of each bonus, including the performance period and goals that apply to the bonus, and whether or not the performance goals are achieved.

Performance Criteria.  To qualify bonuses as performance-based compensation under Section 162(m), the payment of the value of such bonuses must be made contingent upon achievement of performance goals approved by the Committee. The ICP permits us to use one or more of the following performance criteria with respect to bonuses: attainment of objective operating goals; attainment of research and development milestones; average invested capital; capital expenditures; cash conversion cycle; cash flow (including operating cash flow or free cash flow); change in assets; contract awards or backlog; controllable operating profit; cost of capital; credit rating; customer indicators; debt; debt reduction; earnings (which may be determined, and any derivative of earnings on this list hereafter, in accordance with U.S. Generally Accepted Accounting Principles, or successor accounting principle (GAAP), or adjusted to include or exclude any or all GAAP or non-GAAP items); earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; earnings per share; earnings per share from continuing operations, diluted or basic; earnings per share, diluted or basic; economic value added; employee metrics; employee satisfaction; expense reduction levels; gross margin; growth in any of the foregoing measures; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; improvement in workforce diversity; improvements in productivity; inventory turnover; market share; net asset turnover; net assets; net earnings; net operating profit; net or gross sales; new product invention or innovation; operating earnings; operating expenses; operating expenses as a percentage of revenue; operating margin; operating profit; overhead or other expense reduction; productivity; return on assets; return on capital; return on committed capital; return on equity or average stockholders’ equity; return on invested capital; return on investment; return on net assets; return on sales; return on total assets; revenue (on an absolute basis or adjusted for currency effects); stock price; strategic plan development and implementation; succession plan development and implementation; total earnings; total shareholder return; and working capital.

Performance Goals.  The Committee may establish performance goals based on one or more of the performance criteria listed above either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, affiliate, region, or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group. The performance goals must be approved prior to the time limitations under Section 162(m), which for an annual performance period is within 90 days from the beginning of that period, and the performance goals must be substantially uncertain of achievement at that time.

To the extent permitted under Section 162(m), the Committee may appropriately adjust any evaluation of performance under a performance goal to exclude the effects of extraordinary, unusual, or non recurring items that occur during a performance period, including: (i) the effects of currency fluctuations; (ii) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release and Form 8-K filing relating to an earnings announcement; (iii) asset impairment; (iv) litigation or claim judgments or settlements; (v) the effect of changes in tax laws, accounting principles or other such laws or provisions affecting reported results; (vi) accruals for reorganization and restructuring programs; and (vii) any other extraordinary or non-operational items.

Eligibility.  Only the Company’s employees subject to Section 16 of the Securities Exchange Act of 1934 are permitted to participate in the ICP.

ICP Bonuses.  Under the ICP, the Committee will determine the performance period measuring performance. The Committee will establish for each performance period the performance criteria that apply and the target levels of required performance, as well as a formula for calculating a participant’s bonus based on actual performance compared to the pre-established performance goals.

After the end of each performance period, the Committee will determine the extent to which the performance goals for each participant were achieved and the bonus payment that may be made based on the achievement of those performance goals. However, the Committee may eliminate or reduce the actual bonus payable to any participant below that which otherwise would be payable under the applicable formula at any time before the bonus is paid. The Committee also has discretion to make certain adjustments to take into account certain extraordinary events occurring during the performance period, as described above.

In order to earn and receive a bonus payment under the ICP, the participant must be an active employee on the date of payment or vesting, except that the Committee retains the discretion to make a prorated payment in the event of a change in control or if a participant dies, becomes disabled or is on an approved leave of absence.

Awards granted under the ICP are not transferable by a participant, except by will or the laws of descent and distribution. Furthermore, if a participant has a change of status after the beginning of the performance period the Committee has the discretion to pay a prorated bonus.

Bonus Limit.  The maximum payment of a bonus for a single fiscal year to any ICP participant is $7,000,000.

Amendments and Termination; Stockholder Approval.  The Committee may amend, modify, suspend or terminate the ICP at any time and for any reason, except an action which would cause an increase in a bonus payment or otherwise cause a bonus to not qualify as “performance-based” compensation for purposes of Section 162(m). The ICP and certain future material amendments will require stockholder approval in accordance with the requirements of Section 162(m). The Company has the authority to amend, modify, suspend or terminate the ICP as the law requires, or to comply or conform with local practices or procedures outside of the U.S.

ICP Benefits.  Because payments of bonuses under the ICP will be determined by comparing actual performance to the performance goals established by the Committee under this plan, it is not possible to predict the amount of future benefits that will be paid under the ICP for any future performance period. Bonuses are paid from the Company’s general assets; the ICP is an unfunded and unsecured plan.

Federal Income Tax Information

Below is a summary of the effect of U.S. federal income taxation on participants and the Company with respect to bonuses under the ICP. The summary discusses the material effect of awards made and bonuses paid under the ICP, but does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Bonuses paid under the ICP will cause the participant to have taxable ordinary income, in the year of receipt, equal to the cash received. Any bonus payment that a participant receives will be subject to tax withholding and other deductions, including income and FICA taxes.

The ICP is intended to be exempt from Section 409A of the Code, which governs the deferral the receipt of compensation to future tax year than the year in which the compensation is earned. The Company may permit participants to defer bonuses paid under the ICP; however, any such deferrals will be governed by the Company-sponsored plan under which the deferral is made.

As discussed above, our purpose in seeking stockholder approval with respect to the ICP is to qualify future ICP bonuses as performance-based compensation under Section 162(m) so that we may fully deduct bonuses paid under the plan.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the adoption of the proposed ICP. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors believes that the proposed adoption of the ICP is in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” APPROVAL OF THE ADOPTION OF THE ICP.

ADDITIONAL INFORMATION

Advance Notice Procedures.  Our Bylaws require that, for business to be properly brought by a stockholder before an annual meeting, notice must be delivered by the stockholder and received at the offices of the Company not less than 120 days prior to the anniversary of the date of the prior year’s proxy statement, except if we did not hold an annual meeting the previous year, or if the date of this year’s Annual Meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

Stockholders Sharing the Same Last Name and Address.  In accordance with notices that we sent to certain stockholders, we are sending only one copy of the Company’s Annual Report and Proxy Statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s Annual Report and/or Proxy Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at ir@liftech.com, by fax to (760) 603-7229 or by mail to Investor Relations, Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, CA 92008, or call at (760) 603-7208. We will promptly send additional copies of the Annual Report and/or Proxy Statement upon receipt of such request. You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Life Technologies stock at two different brokerage firms, your household will receive two copies of the Life Technologies Annual Meeting materials — one from each brokerage firm.

Stockholder Communications with Board of Directors.  Any stockholder who wishes to communicate with the Board of Directors may do so by writing to the Company’s Secretary at the following address: 5791 Van Allen Way, Carlsbad, CA 92008.

Stockholder Proposals and Director Nominations for the Next Annual Meeting.  Stockholder proposals may be considered at the Company’s 2011 Annual Meeting of Stockholders, so long as they are provided to us on a timely basis and satisfy the other conditions set forth in our Bylaws and in applicable SEC rules. All stockholder proposals that are intended to be presented at the 2011 Annual Meeting of Stockholders of the Company must be received by the Company at our principal executive offices at 5791 Van Allen Way, Carlsbad, California 92008, ATTN: Corporate Secretary, no later than November 19, 2010, for inclusion in the Board of Directors’ Proxy Statement and proxy relating to the meeting. Any stockholder who intends to present a proposal at the Company’s 2011 Annual Meeting of Stockholders without requesting the Company to include such proposal in the Company’s Proxy Statement must notify the Company no later than February 2, 2011, of his, her or its intention to present the proposal. Otherwise, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred on the Company by proxies to be solicited by the Board of Directors of the Company and delivered to the Company in connection with the meeting. A copy of our Bylaws may be obtained by written request to the Corporate Secretary at the same address. Our Bylaws are also available on our website at www.lifetechnologies.com.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

John A. Cottingham
Chief Legal Officer & Secretary

March 19, 2010
Carlsbad, California

Appendix A

RESTATED CERTIFICATE OF INCORPORATION
OF LIFE TECHNOLOGIES CORPORATION

LIFE TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: The name of this Corporation is LIFE TECHNOLOGIES CORPORATION. Life Technologies Corporation was originally incorporated under the name Invitrogen Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 21, 1997. The Certificate of Incorporation was later amended and restated pursuant to the terms of an Agreement and Plan of Merger filed with the Delaware Secretary of State on June 12, 1997. The Corporation filed an Amended and Restated Certificate of Incorporation on September 16, 1997. The Amended and Restated Certificate of Incorporation was further amended pursuant to resolutions approved by the Board of Directors and Stockholders of the Corporation, and such amendments were filed with the Delaware Secretary of State on January 29, 1999, and September 14, 2000. The Corporation filed a Certificate of Correction to the September 14, 2000, Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on February 21, 2001. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on October 20, 2003 and filed a Certificate of Correction to the October 20, 2003 Restated Certificate of Incorporation with the Delaware Secretary of State on February 18, 2004. The Corporation filed a Certificate of Amendment to the October 20, 2003 Restated Certificate of Incorporation with the Delaware Secretary of State on June 1, 2006. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State and a Certificate of Correction to the March 27, 2001 Statement of Designation on September 14, 2006. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on November 20, 2008. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on May   , 2010.

TWO: Pursuant to Sections 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation.

THREE: The text of the Certificate of Incorporation as heretofore in effect is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Life Technologies Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 406,405,884, of which (a) 6,405,884 shares shall be preferred stock, par value $.01 per share (“Preferred Stock”), and (b) 400,000,000 shares shall be common stock, par value $.01 per share.

Except as otherwise restricted by this Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

In addition, the Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, the liquidation preferences and the other preferences, powers, rights, qualifications, limitations and restrictions of any wholly unissued class or series of Preferred Stock, not including any Convertible Preferred Stock nor Redeemable Preferred Stock, as defined in Article IV. A. and B. below, and the number of shares constituting any such series and the designation thereof, or any of them.

Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A. CONVERTIBLE PREFERRED STOCK

1.  Designation. A total of 2,202,942 shares of the Corporation’s Preferred Stock shall be designated as Series A Convertible Redeemable Preferred Stock, $.01 par value per share (the ‘‘Convertible Preferred Stock”).

2.  Election of Directors; Voting.

(a) Election of Directors. The holders of outstanding shares of Convertible Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation. Such Director shall be the candidate receiving the highest number of affirmative votes (with each holder of Convertible Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Convertible Preferred Stock held by such holder) of the outstanding shares of Convertible Preferred Stock (the “Convertible Preferred Stock Director Designee”), with votes cast against such candidate and votes withheld having no legal effect. The election of the Convertible Preferred Stock Director Designee by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Preferred Stock called by holders of a majority of the outstanding shares of Convertible Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Convertible Preferred Stock. If at any time when any share of Convertible Preferred Stock is outstanding the Convertible Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Preferred Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section A.2(b).

(b) Voting Generally. The holder of each share of Convertible Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock (as defined in Section C of this Article IV) into which each share of Convertible Preferred Stock could be converted pursuant to Section A.6 hereof (other than by means of Section A.6(b)) on the record date for the vote or for written consent of stockholders, if applicable, multiplied by the number of shares of Convertible Preferred Stock held of record on such date. The holder of each share of Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including without limitation Section A.8) or by law.

Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

3.  Dividends. The holders of Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative (non-compounding) dividends on the Convertible Preferred Stock in cash, at the rate per annum of six percent (6%) of the Convertible Base Liquidation Amount (as defined in Section A.4 below), or $.4085 per share of Convertible Preferred Stock as of the date this Certificate of Incorporation is first filed with the Delaware Secretary of State (the “Convertible Cumulative Dividend”). Such dividends will accumulate commencing as of the date of issuance of the Convertible Preferred Stock and shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Convertible Cumulative Dividends shall become due and payable with respect to any share of Convertible Preferred Stock as provided in Sections A.4, A.5, A.6, B.4 and B.5. So long as any shares of Convertible Preferred Stock are outstanding and the Convertible Cumulative Dividends have not been paid in full in cash: (a) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Convertible Preferred Stock; and, (b) except as permitted by Sections A.8(c)(ii) and (iii), no shares of capital stock of the Corporation ranking junior to the Convertible Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section A.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Convertible Preferred Stock.

4.  Liquidation.

(a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Preferred Stock, an amount in cash equal to (i) $6.8091 per share of Convertible Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock) (the “Convertible Base Liquidation Preference Amount”) plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Preferred Stock is then entitled pursuant to Sections A.3 and A.5(d) hereof, plus (iii) any interest accrued pursuant to Section A.5(c) to which such holder of Convertible Preferred Stock is entitled (the “Convertible Preferred Liquidation Preference Amount”); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares of Convertible Preferred Stock into Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.

(b)  Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Preferred Stock each holder of Convertible Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof and stating in detail the facts upon which such amount was determined.

5.  Redemption.

(a)	Redemption Events.

(i) The holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Preferred Stock may require the Corporation to redeem on or after June 18, 2003, 50%

of the outstanding shares of Convertible Preferred Stock; provided, however, that such holder or holders may not require the Corporation to redeem less than 50% of the outstanding shares of Convertible Preferred Stock.

(ii) The holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Convertible Preferred Stock may require the Corporation to redeem on or after June 18, 2004, all of the outstanding shares of Convertible Preferred Stock; provided, however, that such holder or holders may not require the Corporation to redeem less than the number of outstanding shares of Convertible Preferred Stock.

(iii) Notice. An election pursuant to subparagraphs (i) or (ii) of this Section A.5(a) shall be made by such holders giving the Corporation and each other holder of Convertible Preferred Stock not less that fifteen (15) days prior written notice, which notice shall set forth the date for such redemption.

(b) Redemption Date; Redemption Price. Upon the election of the holders of not less than sixty-six and two-thirds of the voting power of the outstanding Convertible Preferred Stock to cause the Corporation to redeem the Convertible Preferred Stock pursuant to Section A.5(a)(i) or (ii), all holders of Convertible Preferred Stock shall be deemed to have elected to cause the Convertible Preferred Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section A.5(a) shall be referred to as a “Convertible Preferred Redemption Date”. The redemption price for each share of Convertible Preferred Stock redeemed pursuant to Section A.5 shall be an amount in cash equal to (i) the Convertible Base Liquidation Preference Amount plus (ii) any accumulated but unpaid dividends on such share of Convertible Preferred Stock pursuant to Sections A.3 and A.5(d) hereof, plus (iii) any interest accrued with respect to such share of Convertible Preferred Stock pursuant to Section A.5(c) (collectively, the ‘‘Convertible Preferred Redemption Price”). The Convertible Preferred Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Convertible Preferred Stock on the Convertible Preferred Redemption Date and subject to Section A.5(c). Until the full Convertible Preferred Redemption Price has been paid to such holders for all shares of Convertible Preferred Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock (other than shares of capital stock the repurchase of which is required pursuant to the provisions of ERISA or any like statutory requirement) of the Corporation (other than the Convertible Preferred Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(c) Redemption Prohibited. If, at a Convertible Preferred Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Convertible Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. The shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5, then during the period from the applicable Convertible Preferred Redemption Date through the date on which such shares are redeemed, the applicable Convertible Preferred Redemption Price of such shares shall bear interest at the per annum rate of the greater of (i) 12% or (ii) 5% over the Citibank prime rate published in the Wall Street Journal on such Convertible Preferred Redemption Date, compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Convertible Preferred Redemption Date.

(d) Dividend After Convertible Preferred Redemption Date. From and after a Convertible Preferred Redemption Date, no shares of Convertible Preferred Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; provided, however, that in the event that shares of Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(c) until the date on which such shares are actually redeemed by the Corporation.

(e) Surrender of Certificates. Upon receipt of the applicable Convertible Preferred Redemption Price by certified check or wire transfer, each holder of shares of Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an “Affidavit of Loss”) with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Preferred Stock, and each surrendered certificate shall be canceled and retired; provided, however, that if the holder has exercised its redemption right pursuant to Section A.5(a)(i) or the Corporation is prohibited from redeeming all shares of Convertible Preferred Stock as provided in Section A.5(c), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Convertible Preferred Stock not so redeemed.

6.  Conversion. The holders of the Convertible Preferred Stock shall have the following conversion rights:

(a) Voluntary Conversion. The holders of shares of Convertible Preferred Stock shall be entitled at any time, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock, without the payment of any additional consideration, to cause each (but not less than all) of the outstanding shares of Convertible Preferred Stock to be converted into (i) the number of fully paid and nonassessable shares of Common Stock (as hereinafter defined) which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Preferred Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Preferred Stock and (ii) one (1) fully paid and non-assessable share of Redeemable Preferred Stock per share of Convertible Preferred Stock. Upon the election to so convert in the manner and on the basis specified in the preceding sentence, all holders of the Convertible Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Preferred Stock pursuant to this Section A.6. Upon the filing of this Certificate of Incorporation with the Delaware Secretary of State, the ‘‘Conversion Price” per share of Convertible Preferred Stock shall be $6.8091, and the per share “Conversion Value” per share of Convertible Preferred Stock shall be $6.8091. The Conversion Price per share of Convertible Preferred Stock shall be subject to adjustment from time to time as provided in Section A.7 hereof. The Conversion Value per share of Convertible Preferred Stock shall also be subject to adjustment in connection with certain Qualified Public Offerings (as defined in Section A.6(b) below) as provided in Section A.7 hereof. The number of shares of Common Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the “Common Stock Conversion Rate”. The number of shares of Redeemable Preferred Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the ‘‘Redeemable Conversion Rate”. If the holders of shares of Convertible Preferred Stock elect to convert the outstanding shares of Convertible Preferred Stock at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full upon a Liquidation Event (as set forth in Section B.4) or redemption of the Redeemable Preferred Stock (as set forth in Section B.5).

(b) Automatic Conversion Upon QPO or QET. Each share of Convertible Preferred Stock shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock and Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation’s first QPO or QET (each as defined below in Section A.6(b)); provided that if a closing of a QPO or QET occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock as provided herein immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Redeemable Conversion Rate in effect upon (and giving effect to) the closing of the QPO or QET, as provided in Section A.6(a). “QPO” and “Qualified Public Offering” mean a firm commitment public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $20,000,000 at a per share price to public (as set forth in the final prospectus in connection with such public offering) (the “Price to Public”) equal to at least 1.25 times the Conversion Price, and (ii) either all shares of Redeemable Preferred Stock which are outstanding or issuable upon such automatic conversion are redeemed immediately upon and as of the closing of such offering or contemporaneously with such offering cash, or, as provided in Section B.5(b), cash and a promissory note in the form attached hereto, in an amount sufficient to redeem all such shares of Redeemable Preferred Stock is segregated and irrevocably held by the Corporation for payment to holders of Redeemable Preferred Stock in connection with the redemption thereof pursuant to Section B.5(a)(i). “QET” and ‘‘Qualified Extraordinary Transaction” mean any of the transactions set forth in subparagraphs (A) through (D) below, provided that (i) at the closing of such transaction the holders of Common Stock that held Convertible Preferred Stock prior to such automatic conversion upon such QET (the “Conversion Holders”) receive per share consideration with a value (as determined in Section A.6(c) below with respect to securities, and excluding any amount (exceeding five percent (5%) of the total consideration paid or payable to the Corporation’s stockholders) held in escrow or otherwise not actually received as of such closing date) that equals or exceeds three (3) times the Conversion Price should such transaction close prior to or on December 18, 1998, with such amount increasing in a linear fashion to four (4) times the Conversion Price should such transaction close on or after June 18, 2000, (for example, one of the transactions set forth in subparagraphs (A) through (D) would be a QET if such per share consideration was three and one-half (3.5) times the Conversion Price and the transaction closed on September 18, 1999, and (ii) such consideration is in the form of cash and/or unrestricted equity securities of a corporation and such securities have an average monthly trading volume over the four (4) full trading months prior to the closing date of the transaction equal to two (2) times the aggregate number of such securities to be issued to the Conversion Holders in connection with such closing and such securities trade on either the New York Stock Exchange, the NASDAQ National Market or the American Stock Exchange. The following transactions (each an “Extraordinary Transaction”) shall be deemed a QET if the conditions set forth in clauses (i) and (ii) of the immediately preceding sentence are satisfied:

(A) the sale, lease or other disposition of (whether in one transaction or a series of related transactions) all or substantially all of the assets or business of the Corporation and its subsidiaries;

(B) a merger or consolidation of the Corporation with or into another entity or any other transaction or series of related transactions, in any such case in connection with or as a result of which the Corporation is not the surviving entity or the owners of the Corporation’s outstanding equity securities prior to the transaction or series of related transactions do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity;

(C) any purchase by any party of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or

(D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation.

If the holders of shares of Convertible Preferred Stock are required to convert the outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(b) at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

(c) Valuation of Distribution Securities. In determining whether an Extraordinary Transaction constitutes a QET, the value of any securities to be delivered to the holders of the Common Stock shall be deemed to be the average of the closing prices or last sales prices, as applicable, of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing.

(d) Procedure for Voluntary Conversion; Effective Date. Upon election to convert pursuant to Section A.6(a), each holder of Convertible Preferred Stock (i) shall provide written notice of conversion (the “Voluntary Conversion Notice”) to the Corporation and (ii) shall surrender the certificate or certificates representing its Convertible Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The Voluntary Conversion Notice shall specify (i) the number of shares of Convertible Preferred Stock held by such holder, (ii) the name or names in which such holder wishes the certificate or certificates for Common Stock and Redeemable Preferred Stock to be issued upon such conversion and (iii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. The issuance by the Corporation of shares of Common Stock and Redeemable Preferred Stock upon a conversion of Convertible Preferred Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Redeemable Preferred Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Notwithstanding anything to the contrary set forth in this Section A.6(d), in the event that the holders of shares of Convertible Preferred Stock elect to convert such shares pursuant to Section A.6(a) in connection with any Liquidation Event, Extraordinary Transaction not constituting a QET or initial public offering not constituting a QPO, (i) the Voluntary Conversion Notice shall be delivered to the Corporation prior to the effective date of or record date for (as applicable) such Liquidation Event, Extraordinary Transaction or initial public offering and such Voluntary Conversion Notice shall be effective as of, and shall in all cases be subject to, the occurrence of such Liquidation Event or closing of such Extraordinary Transaction or initial public offering and (ii) if such Liquidation Event, Extraordinary Transaction or initial public offering occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions (x) for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event, Extraordinary Transaction or initial public offering provided that the foregoing shall not be construed to provide or require the registration of any shares of Common Stock for sale and (y) for the payment of the Redeemable Liquidation Preference Amount (as defined in Section B.4) in connection with any Liquidation Event or the redemption of the Redeemable Preferred Stock (issued upon such conversion) upon election of such redemption in connection with any Extraordinary Transaction or initial public offering, if applicable, as provided herein. In the event of any public offering constituting a QPO or an Extraordinary Transaction constituting a QET, the provisions of Section A.5(e) shall apply.

(e) Procedure for Automatic Conversion. As of, and in all cases subject to, the closing of a QPO or QET (the “Automatic Conversion Date”), all outstanding shares of Convertible Preferred Stock shall be converted automatically into shares of Common Stock and Redeemable Preferred Stock at the applicable conversion rates specified in Section A.6(a) and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Convertible Preferred Stock shall be given prior written notice of the occurrence of a QPO or QET in accordance with Section A.9 hereof. The Corporation shall not be obligated to issue certificates evidencing the shares of Redeemable Preferred Stock or Common Stock issuable on the Automatic Conversion Date (or the payment for the shares of Redeemable Preferred Stock which are redeemed immediately after such automatic conversion as provided below and in Section B.5(a)(i)) unless certificates evidencing such shares of the Convertible Preferred Stock being converted, or an Affidavit or Affidavits of Loss with respect to such certificates, are delivered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such Convertible Preferred Stock has been converted (or the payment to which such holder is entitled as provided below and in Section B.5(a)(i)). Certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO or QET) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Redeemable Preferred Stock into which the shares of the Convertible Preferred Stock surrendered were convertible on the Automatic Conversion Date. Notwithstanding anything to the contrary set forth in this Section A.6(e), the Corporation may deliver, in lieu of certificates for Redeemable Preferred Stock, a payment in an amount and form determined pursuant to Section B.5(b) hereof on account of the redemption of such Redeemable Preferred Stock, and upon such payment the Redeemable Preferred Stock into which such Convertible Preferred Stock would have been converted shall be deemed to have been issued and redeemed by the Corporation.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock such number of its shares of Common Stock and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock and Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

(g) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Convertible Preferred Stock in any manner which would interfere with the timely conversion of any shares of Convertible Preferred Stock.

7.  Adjustments. The Conversion Price and Conversion Value in effect from time to time shall be subject to adjustment from and after June 18, 1997, and regardless of whether any shares of Convertible Preferred Stock are then issued and outstanding as follows:

(a)	Adjustments to Conversion Price.

(i) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section A.7(a)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

(ii) Sale of Common Stock. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock including shares held in the Corporation’s treasury but excluding up to an aggregate 3,735,479 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like) issued to officers, Directors, employees of, or consultants, advisors, independent contractors to the Corporation or the Corporation’s Employee Stock Ownership Plan (the “ESOP”) (collectively, “Eligible Employees”) pursuant to the Corporation’s 1995 Stock Option Plan, 1997 Stock Option Plan or ESOP (collectively, the “Plans”) or upon the exercise of options or other rights issued to such Eligible Employees pursuant to the Plans (collectively, the “Excluded Shares”), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

(A) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

(B) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (Y) the number of such additional shares of Common Stock so issued.

(iii)  Sale of Options, Rights or Convertible Securities. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

(A) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the “Net Aggregate Consideration”) would purchase at the Conversion Price prior to adjustment, and

(B) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

(iv) Expiration or Change in Price. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(a)(iii) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7(a) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

(b) Adjustment to Conversion Value upon Certain QPOs. As set forth below, upon a QPO in which the Price to Public (as defined in Section A.6(b)) is 1.25 times or greater but less than two (2) times the Conversion Price, for the purpose of determining the number of shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock in connection therewith, the Conversion Value shall be adjusted prior to the closing and conversion by multiplying the Conversion Value then in effect by the applicable Conversion Value Multiplier set forth below. The Conversion Value Multiplier is determined according to (i) the closing date of such offering and (ii) the Price to Public expressed as a multiple of the Conversion Price. The Conversion Value Multiplier with respect to any multiple of the Conversion Price between any of the data points in any column below shall be determined by linear interpolation (for example, given a QPO on July 1, 1997 with a Price to Public equal to 1.625 times the Conversion Price, the Conversion Value Multiplier would be 1.0355).

Price to Public Per Share Expressed
as Multiple of Conversion Price			Conversion Value Multiplier
On or Before	After		On or Before	After
June 18, 1998	June 18, 1998		June 18, 1999	June 18, 1999

1.75X	2.0	X	1.0	1.0
1.5X	1.75	X	1.071	1.086
1.25X	1.5	X	1.167	1.20
	1.25	X	1.30	1.36

(c) Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock and Redeemable Preferred Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred

Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d) Mergers and Other Reorganizations. Unless such transaction is a QET (in which case Section A.6(b) shall apply and this subsection shall not apply), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Preferred Stock.

(e) All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(f) Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Convertible Preferred Stock.

8.  Covenants. So long as any shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) shall be outstanding, the Corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) and having obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable), voting as a single class, with each share of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) entitling the holder thereof to one vote per share of Convertible Preferred Stock held by such holder:

(a) unless such transaction is a QET, effect (I) any Extraordinary Transaction or other sale or transfer of all or substantially all of the properties and assets of any subsidiary of the Corporation, (II) any recapitalization of the Corporation or (III) any other transaction or series of related transactions in which more than 50% of the voting power of the Corporation is transferred;

(b) dissolve, liquidate or wind up its operations;

(c) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock except for (i) redemption of Convertible Preferred Stock or Redeemable Preferred Stock pursuant to and as provided in this Certificate of Incorporation, (ii) repurchase of up to 1,101,471 shares of Common Stock from the stockholders of the Company pursuant to a Repurchase Agreement dated June 18, 1997, or (iii) redemption or repurchase of Common Stock issued pursuant to the Plans from Eligible Employees (as defined in Section A.7(a)(ii)) pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof;

(d) propose or adopt any amendment to this Article IV, or any other amendment to this Certificate of Incorporation or the Corporation’s By-Laws that eliminates, amends or restricts or otherwise adversely affects the rights and preferences of the Convertible Preferred Stock or the Redeemable Preferred Stock, or increase the authorized shares of Convertible Preferred Stock or Redeemable Preferred Stock;

(e) declare or make dividend payments on any shares of Common Stock or any other class of the Corporation’s capital stock;

(f) create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Convertible Preferred Stock or the Redeemable Preferred Stock;

(g) increase the size of the Board of Directors to more than seven (7) members; or

(h) except as provided in the Corporation’s 1997 Management Bonus Plan, pay any bonuses to the Corporation’s executive officers unless any such bonus shall have been unanimously approved by the compensation committee of the Board of Directors.

Further, the Corporation and each subsidiary of the Corporation shall not, by amendment of this Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and each subsidiary of the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock set forth in this Certificate against impairment. Any successor to the Corporation or any subsidiary of the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock and the Redeemable Preferred Stock.

9.	Notice.

(a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction, QET or QPO (each as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) at least twenty (20) business days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QET, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

(b) Waiver of Notice. The holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon the holders of all such securities.

(c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable).

10. No Reissuance of Convertible Preferred Stock. No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

B. REDEEMABLE PREFERRED STOCK

1.  Designation; Ranking. A total of 2,202,942 shares of the Corporation’s Preferred Stock shall be designated as Redeemable Preferred Stock, $.01 par value per share (the “Redeemable Preferred Stock”).

2.	Election of Directors; Voting.

(a) Election of Directors. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the highest number of affirmative votes (with each holder of Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Redeemable Preferred Stock held by such holder) of the outstanding shares of Redeemable Preferred Stock (the “Redeemable Preferred Stock Director Designee”), with votes cast against such candidate and votes withheld having no legal effect. The election of the Redeemable Preferred Stock Director Designee by the holders of the Redeemable Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Redeemable Preferred Stock called by holders of a majority of the outstanding shares of Redeemable Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Convertible Preferred Stock, the Convertible Preferred Stock Director Designee then serving on the Corporation’s board of directors shall continue in such capacity as the Redeemable Preferred Stock Designee. If at any time when any share of Redeemable Preferred Stock is outstanding the Redeemable Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

(b) Voting Generally. Except as set forth above with respect to the election of the Redeemable Preferred Stock Director Designee, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware.

3.  Dividends. The holders of outstanding shares of Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative (non-compounding) dividends on the Redeemable Preferred Stock in cash, at the rate per annum of three percent (3%) of $6.8091 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock), or $.2043 per share of Redeemable Preferred Stock as of the date this Certificate of Incorporation is first filed with the Delaware Secretary of State (a “Redeemable Cumulative Dividend”). Such dividends will accrue commencing as of the date of issuance of the Redeemable Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Redeemable Cumulative Dividends shall become due and payable with respect to any share of Redeemable Preferred Stock as provided in Section B.4 and Section B.5. So long as any shares of Redeemable Preferred Stock are outstanding and the Redeemable Cumulative Dividends have not been paid in full in cash: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Redeemable Preferred Stock; and (B) no shares of capital stock of the Corporation ranking junior to the Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Redeemable Preferred Stock.

4.	Liquidation.

(a) Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings as follows, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock, an amount in cash equal to the sum of (i) the Redeemable Base Liquidation Amount (as determined in Section B.4(b) below) multiplied by the number of shares of Redeemable Preferred Stock held by such holder, plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled pursuant to Section B.3 and B.5(d) hereof, plus (iii) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Redeemable Preferred Stock is entitled, plus (iv) any accumulated but unpaid dividends or other amounts due on or in respect of the shares of Convertible Preferred Stock held by such holder prior to the conversion of such Convertible Preferred Stock (the “Redeemable Liquidation Preference Amount”); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Redeemable Preferred Stock are not paid in full, the holders of the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b) The per share “Redeemable Base Liquidation Amount” shall be determined according to (i) the closing date of the Liquidation Event, QPO, QET, Extraordinary Transaction or public offering (each a “Measurement Event”) and (ii) (A) in connection with a QPO or public offering, the Price to Public (as defined in Section A.6(b)) expressed as a multiple of the Conversion Price or, (B) in connection with a Liquidation Event, QET, or Extraordinary Transaction, the value (as determined in Section B.4(c) below, and excluding any amount held in escrow or otherwise not actually received as of such closing date), expressed as a multiple of the Conversion Price, of the cash, securities or other consideration distributed, paid or delivered at closing with respect to each share of Common Stock. The following schedule sets forth the Redeemable Base Liquidation Amount at various data points. Between data points, the Redeemable Base Liquidation Amount reduces in a linear fashion corresponding to linear increases in either time (with a day being the smallest unit of measurement), multiple or both. For example, if on June 18, 1999 the Price to Public or per share value of such consideration were 2.5 times the Conversion Price, the Redeemable Base Liquidation Amount per share would be $5.6743. By way of further example, if on December 18, 1998 the Price to Public or per share value of such consideration were 3.5 times the Conversion Price, the Redeemable Base Liquidation Amount per share would be $0.00, and each holder would be entitled to receive the amounts due under clauses (ii) through (iv) of Section B.4(a) above.

Price to Public or
Value of
Consideration
Expressed as	Closing Date of Measurement Event
Multiple of	On or prior to		On or after
Conversion Price	December 18, 1998	September 18, 1999	June 18, 2000

2.0X	$6.8091	$6.8091	$6.8091
2.5X	$3.4046	$6.8091	$6.8091
3.0X	$0.00	$3.4046	$6.8091
3.5X	$0.00	$0.00	$3.4046
4.0X	$0.00	$0.00	$0.00

(c) Valuation of Distribution Securities. For purposes of determining the Redeemable Base Liquidation Amount, any securities or other consideration to be delivered to the holders of the Common Stock upon completion of any Measurement Event shall be valued as follows:

(i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock, provided that if the Corporation and the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but reasonably acceptable to the holders of sixty-six and two-thirds percent in voting power of the outstanding shares of Convertible Preferred Stock.

5.	Redemption.

(a)	Redemption Events.

(i) Automatic.  Immediately upon and as of, and in all cases subject to, the closing of a QPO or QET, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redemption Price specified in Section B.5(b); provided that if the Corporation shall receive the proceeds from such QPO or QET in next-day available funds, such redemption shall occur on the first business day following such closing.

(ii) Optional.

(A) Upon Certain Transactions. Upon the election of the holder or holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Redeemable Preferred Stock (or Convertible Preferred Stock, as applicable, proposing to convert the same in order to effect a redemption of the Redeemable Preferred Stock received upon such conversion hereunder), the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock upon the occurrence of an Extraordinary Transaction (as defined in Section A.6) not constituting a QET or, other than a public offering initiated by the holders of Convertible Preferred Stock or Redeemable Preferred stock, a public offering not constituting a QPO.

(B) Notice. An election pursuant to subparagraph (A) of this Section B.5(a)(ii) shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or Convertible Preferred Stock, as applicable) not less that five (5) days prior written notice, which notice shall set forth the date for such redemption.

(b) Redemption Date; Redemption Price. Upon the election of the holders of not less than sixty-six and two-thirds percent in voting power of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock pursuant to Section B.5(a)(ii), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section B.5(a) shall be referred to as a “Redemption Date”. The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the sum of (i) the Redeemable Base Liquidation Amount (as set forth in Section B.4(b) above), plus (ii) any accumulated but unpaid dividends on such share of Redeemable Preferred Stock pursuant to Section B.3 and Section B.5(d) hereof, plus (iii) any interest accrued with respect to such share of Convertible Preferred Stock pursuant to Section B.5(c), plus (iv) any accumulated but unpaid dividends or other amounts due on or in respect of the share of Convertible Preferred Stock from which such share of Redeemable Preferred Stock was converted (the “Redemption Price”). Except as holders of sixty-six and two-thirds percent of the Redeemable Preferred Stock shall otherwise agree, the Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Redeemable Preferred Stock on the Redemption Date; provided, however, that upon a QPO in which the Price to Public (as defined in Section A.6(b)) is 1.25 times or greater but less than two (2) times the Conversion Price, the portion of the Redemption Price representing the Redeemable Base Liquidation Amount shall be payable in a combination of cash and promissory notes, which promissory notes will have a maturity date equal to one year after the Redemption Date, shall bear interest at the per annum rate equal to the greater of (x) 12% or (y) 5% over the Citibank prime rate published in the Wall Street Journal on the Redemption Date and shall contain other customary terms and provisions (“Promissory Notes”), as set forth below, and the remaining portions of the Redemption Price set forth in clause (ii) through (iv) of this Section B.5(b) shall be paid in cash. The per share amount of cash and amount of Promissory Notes is determined according to (i) the closing date of such offering and (ii) the Price to Public expressed as a multiple of the Conversion Price. The per share amount of cash and amount of Promissory Notes with respect to any multiple of the Conversion Price between any of the data points in any column below shall be determined by linear interpolation (for example, given a QPO on July 1, 1997 with a Price to

Public equal to 1.625 times the Conversion Price, the Redemption Price shall be payable $6.2417 in cash and $.5674 in Promissory Notes).

Price to Public as Multiple of			Combination of Cash
Conversion Price			and Promissory Notes
On or Before	After		Cash Payment	Promissory Note
June 18, 1998	June 18, 1998		Amount Per Share	Amount Per Share

1.75X	2.0	X	$6.8091	$0.00
1.5X	1.75	X	$5.6743	$1.1348
1.25X	1.5	X	$4.5394	$2.2697
	1.25	X	$4.5394	$2.2697

Until the full Redemption Price, including any interest thereon, has been paid to such holders in cash (or cash and Promissory Notes, as provided above) for all shares of Redeemable Preferred Stock redeemed as of the applicable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5 or shares of capital stock the repurchase of which is required pursuant to the provisions of ERISA or any like statutory requirement) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article IV. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to Section B.5, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redemption Price of such shares plus additional dividends that accumulate in respect of such shares under Section B.5(d) shall bear interest at the per annum rate of the greater of (i) 12% or (ii) 5% over the Citibank prime rate published in the Wall Street Journal on such Convertible Preferred Redemption Date, compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Preferred Redemption Date.

(d) Dividend After Redemption Date. From and after a Redemption Date, no shares of Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof; provided, however, that in the event that shares of Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(c) until the date on which such shares are actually redeemed by the Corporation.

(e) Surrender of Certificates. Upon receipt of the applicable Redemption Price by certified check or wire transfer, each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock (or the holders of Convertible Preferred Stock, as applicable), and each surrendered certificate shall be canceled and retired; provided, however, that if the holder has exercised its redemption right pursuant to Section B.5(a)(ii)(A), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Redeemable Preferred Stock not so redeemed.

6.  Notice. In the event that the Corporation provides or is required to provide notice to any holder of Convertible Preferred Stock or any holder of Common Stock in accordance with the provisions of this Certificate of Incorporation (including the provisions of Section A.9) and/or the Corporation’s by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

7.  No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.  Covenants. So long as any shares of Redeemable Preferred Stock shall be outstanding the provisions of Section A.8 shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Convertible Preferred Stock.

C. SERIES B PREFERRED STOCK

1.  Designation and Amount. The shares of such series shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”); $0.01 par value per share, and the number of shares constituting such series shall be 1,000,000.

2.	Dividends and Distributions.

(A) The dividend rate on the shares of Series B Preferred Stock shall be for each quarterly dividend (hereinafter referred to as a “quarterly dividend period”), which quarterly dividend periods shall commence on January 1, April 1, July 1 and October 1 each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) (or in the case of original issuance, from the date of original issuance) and shall end on and include the day next preceding the first date of the next quarterly dividend period, at a rate per quarterly dividend period (rounded to the nearest cent) equal to the greater of (a) 625.00 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock, par value $0.001 Par value of Common Stock per share, of the Corporation (the “Common Stock”) during the immediately preceding quarterly dividend period, or, with respect to the first quarterly dividend period, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event this Company shall at any time after February 28, 2001 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of

Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

3.  Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, in the Certificate of Incorporation and in the By-laws, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.  Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

5.  Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive the greater of (a) $25,000.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

6.  Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common

Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.  No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

8.  Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series B Preferred Stock. All payments made with respect to fractional shares hereunder shall be rounded to the nearest whole cent.

9.	Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 9, purchase or otherwise acquire such shares at such time and in such manner.

10.  Ranking. The Series B Preferred Stock shall be junior to all other Series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise.

11.  Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series B Preferred Stock voting together as a single class.

D. COMMON STOCK

1.  Designation; Ranking. A total of 400,000,000 shares of the Corporation’s common stock shall be designated as Common Stock, $.01 par value per share (the “Common Stock”).

2.	Voting.

(a) Election of Directors. The holders of Common Stock voting together with the holders of outstanding Convertible Preferred Stock as a single class, shall be entitled to elect all of the Directors of the Corporation, other than the Directors who are subject to election by the holders of Convertible Preferred Stock or Redeemable Preferred Stock as a separate class for so long as any shares of Convertible Preferred Stock or Redeemable Preferred Stock remain outstanding, and thereafter shall be entitled to elect all of the Directors of the Corporation. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than the removal from office by a vote of the stockholders) may be filled only by a majority vote of the Directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next annual meeting of the stockholders at which the term of office to which they have been elected expires and until their respective successors are elected, except that in the case of death or resignation of any Director, in which case the Director so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(b) Other Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of the Convertible Preferred Stock as a single class upon any items submitted to a vote of stockholders, except as otherwise provided herein.

3.  Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion. The Board of Directors shall give the holders of Convertible Preferred Stock twenty (20) days prior written notice of the declaration of any such dividends, and the record date for such dividends shall not precede the expiration of such twenty (20) day period.

4.  Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Preferred Stock or Redeemable Preferred Stock, as applicable, are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock (and, to the extent applicable under Section A.4(a), Convertible Preferred Stock) shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

5.  Fractional Shares; Uncertificated Shares. The Corporation may issue fractional shares (up to five decimal places) of Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock, or fractions thereof, may, but need not be represented by share certificates. Such shares, or fractions thereof, not represented by share certificates (the “Uncertificated Common Shares”) shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Common Shares previously issued (or deemed issued) to such holder.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.	Board of Directors.

(a) Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

(b) Subject to Section A.8(g) hereof, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Following the Corporation’s first QPO, the directors shall be divided into three classes with the term of office of the first class to expire at the annual meeting of the stockholders held in 2000; the term of office of the second class to expire at the meeting of the stockholders held in 2001; the term of office of the third class to expire at the annual meeting of the stockholders in 2002; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article V, Section 3 below may be filled at a special meeting of the stockholders held for that purpose.

2.  Bylaws. Except as set forth in Section A.8(c), the Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation to the extent specified therein. Following the Corporation’s first QPO, the by-laws of the Corporation may be amended or repealed, and new by-laws may be adopted, by the affirmative vote of the holders of at least a majority of the outstanding voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or by a vote of at least a majority of the number of directors of the Corporation then authorized, in the manner prescribed by the laws of the State of Delaware.

3.  Removal. Following the Corporation’s first QPO any director or the entire Board of Directors may be removed from office before the expiration of the applicable term of office only with cause.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. Any action taken by the written consent of the stockholders of the Corporation must include the consent of the holder or holders of not less than a majority in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable). Following the closing of the Corporation’s first QPO, the stockholders may no longer take action by written consent and may act only at an annual or special meeting.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article VIII by (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided, however, that following the Corporation’s first QPO the affirmative vote of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article V, Article VI, Article VIII, or this Article IX. All rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this   day of May, 2010.

LIFE TECHNOLOGIES CORPORATION

By:
John A. Cottingham
Chief Legal Officer and Secretary

Appendix B

FIFTH AMENDED AND RESTATED BYLAWS
OF LIFE TECHNOLOGIES CORPORATION

ARTICLE I

STOCKHOLDERS

Section 1.1  Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen months after the organization of the corporation or after its last annual meeting of stockholders.

Section 1.2  Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by (1) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or (2) the Chairman of the Board, and shall be held at such place, on such date, and at such time as they shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

Section 1.3  Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, as provided herein or otherwise required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law, the Certificate of Incorporation of the Corporation or the rules and regulations promulgated by the Securities and Exchange Commission).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 1.4  Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the Certificate of Incorporation or Bylaws of this corporation.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

Section 1.5  Organization. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman, if there is such an officer, or if not, the Presiding Director of the Corporation, or in the absence of all of the above, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

Section 1.6  Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

Section 1.7  Notice of Stockholder Business. At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) properly brought before the meeting by or at the direction of the Board of Directors, or (c) if, and only if, the notice of an annual meeting or special meeting specifically provides for and describes the business to be brought before the meeting by stockholders, properly brought before the annual meeting or special meeting by a stockholder. For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal offices of the Corporation no later than the date on which stockholder proposals to be included in the stockholder proxy must be received by the Corporation under the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the annual or special meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any direct or indirect pecuniary or economic interest in any capital stock or other security of the Corporation of such person, including, without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, or profit-sharing arrangement. Notwithstanding anything in the Bylaws to the contrary (i) no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 1.7, (ii) other than with respect to stockholder nominations for the election of Directors, the procedures in clause (c) of this Section 1.7 shall be the exclusive means for a stockholder to properly submit business (other than business properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement) before an annual or special meeting of stockholders; it being understood that a stockholder seeking to nominate directors at an annual or special meeting of stockholders must comply with notice and information requirements of Section 2.11, and (iii) the procedures in Section 2.11 (including the notice and information requirements therein) shall be the exclusive means for a stockholder to submit nominations for the election of Directors before an annual or special meeting of stockholders. The chairman of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1.7, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 1.8  Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his name on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, except where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

Except as otherwise required by applicable law or by the Certificate of this Corporation or these Bylaws, at any meeting of stockholders for the election of one or more Directors at which a quorum is present, each Director shall be elected by the vote of a majority of the votes cast with respect to the Director, provided that if, as of a date that is ten (10) days in advance of the date on which the Corporation files its definitive proxy statement with the SEC (regardless of whether thereafter revised or supplemented), the number of nominees for Director exceeds the number of directors to be elected, the Directors shall be elected by the vote of a plurality of the votes cast by the Stockholders entitled to vote at the election. For purposes of this Section 1.8, a majority of the votes cast means that the number of shares voted “for” a Director exceeds the number of votes cast “against” that Director. The following shall not be votes cast: (a) a share otherwise present at the meeting but for which there is an abstention; and (b) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. If a Director then serving on the Board of Directors does not receive the required majority, the Director shall tender his or her resignation to the Board. Within ninety (90) days after the date of the certification of the election results, the Governance and Nominating Committee or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, and the Board will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it. In addition, and except as otherwise required by law or by the Certificate of this Corporation or these Bylaws, all other matters shall be determined by a majority of the votes cast.

Section 1.9  Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.10  No Stockholder Action by Written Consent. The stockholders of the Corporation may not act by written consent and may act only at an annual or special meeting of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1  Number and Term of Office. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be elected at the annual meeting of the stockholders, who shall vote for such directors as provided in the Certificate of Incorporation. The directors shall be divided into three (3) classes, with the term of office of the first class to expire at the first annual meeting of stockholders held after the closing of the first sale of the Corporation’s common stock pursuant to a firmly underwritten registered public offering (the “IPO”); the term of office of the second class to expire at the second annual meeting of stockholders held after the IPO; the term of office of the third class to expire at the third annual meeting of stockholders held after the IPO; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected and until their respective successors are elected, except in the case of the death, resignation or removal of any director. Directors need not be stockholders.

Section 2.2  Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, or other cause (other then removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office to which they have been elected expires, and until their respective successors are elected, except in the case of death or resignation in which case the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 2.3  Removal. Subject to the limitations stated in the Certificate of Incorporation, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of its then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director or the entire Board of Directors may be removed from office before the expiration of the applicable term of office only with cause. Vacancies in the Board of Directors resulting from such removal may be filled by (i) a majority of the directors then in office, though less than a quorum, or (ii) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a majority of the shares entitled to vote at such special meeting. Directors so chosen shall hold office until the next annual meeting of stockholders.

Section 2.4  Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 2.5  Special Meetings. Special meetings of the Board of Directors may be called by one third of the directors then in office (rounded up to the nearest whole number), by the chairman of the board or by the Chief Executive Officer (“CEO”), or by the Presiding Director and shall be held at such place, on such date, and at such time as they or he shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived:

(i) by mailing written notice not less than five (5) days before the meeting;

(ii) delivering written notice by overnight courier not less than one (1) day before the meeting

(iii) delivering written notice by overseas courier service not less than two (2) days before the meeting; or

(iv) providing notice thereof by telephone, telecopy, email or personal delivery not less than twelve (12) hours before the meeting.

Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.6  Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 2.7  Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee of the Board of Directors, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 2.8  Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 2.9  Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1) To declare dividends from time to time in accordance with law;

(2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non negotiable, secured or unsecured, and

(4) To remove any officer of the Corporation with or without cause, and from time to time to pass on the powers and duties of any officer upon any other person for the time being;

(5) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6) To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(8) To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs; and

(9) To appoint one of the independent directors to serve as Presiding Director and to designate the authority and responsibilities of the Presiding Director.

Section 2.10  Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 2.11  Nomination of Director Candidates. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally who complies with the procedures set forth in this Section 2.11 and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Secretary of the Corporation in accordance with this Section 2.11. To be timely, a stockholder nomination for a director to be elected at an annual meeting shall be received at the Corporation’s principal executive offices not less than 120 calendar days in advance of the first year anniversary of the date that the Corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (e) the consent of each nominee to serve as a director of the Corporation if so elected; and (f) any direct or indirect pecuniary or economic interest in any capital stock or other security of the Corporation of such nominating stockholders, including, without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, or profit-sharing arrangement.

In the event that a person is validly designated as a nominee in accordance with this Section 2.11 and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee upon delivery, not fewer than five days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to this Section 2.11 had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such substitute nominee.

If the chairman of the meeting for the election of Directors determines that a nomination of any candidate for election as a Director at such meeting was not made in accordance with the applicable provisions of this Section 2.11, such nomination shall be void; provided, however, that nothing in this Section 2.11 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

ARTICLE III

COMMITTEES

Section 3.1  Committees of the Board of Directors. The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt an agreement of merger or consolidation if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.2  Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof. All matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV

OFFICERS

Section 4.1  Generally. The officers of the Corporation shall consist of a CEO, a Chief Financial Officer (“CFO”), and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a President and COO, one or more division or functional Presidents, one or more Executive or Senior Vice Presidents, and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person.

Section 4.2  Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or as provided by these Bylaws.

Section 4.3  Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the CEO shall be the general manager of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and officers of the corporation. He shall be ex officio a member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties of management usually vested in the office of the chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by these Bylaws. If the CEO is disabled or absent for an extended period (as determined in the discretion of the independent directors), the Board may appoint a Director or

Officer to perform the duties of the CEO on an interim basis or otherwise, and when so acting such individual shall have all the powers of, and be subject to all the restrictions upon, the CEO.

Section 4.4  President and Chief Operating Officer. The President and COO, if any, shall have such powers and duties as may be prescribed by the CEO or these Bylaws.

Section 4.5  Chief Financial Officer. The CFO shall keep and maintain or cause to be kept and maintained, adequate and correct books and records of account in written form or any other form capable of being converted into written form. The CFO shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. He shall disburse all funds of the corporation as may be ordered by the Board of Directors, shall render to the CEO and Directors, whenever they request it, an account of all of his transactions as CFO and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the CEO or these Bylaws.

Section 4.6  Divisional or Functional Presidents, Executive Vice Presidents, or Senior Vice Presidents. The Divisional or Functional Presidents, Executive Vice Presidents or Senior Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the CEO or these Bylaws.

Section 4.7  Secretary. The Secretary shall keep, or cause to be kept, a book of minutes in written form of the proceedings of the Board of Directors, committees of the Board, and stockholders. Such minutes shall include all waivers of notice, consents to the holding of meetings, or approvals of the minutes of meetings executed pursuant to these Bylaws or the General Delaware Corporation Law. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the corporation’s transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each.

The Secretary shall give or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by these Bylaws or by law to be given, and shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the CEO or these Bylaws.

Section 4.8  Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.9  Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 4.10  Action With Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the CEO or any officer of the Corporation authorized by the CEO shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK

Section 5.1  Certificates of Stock. Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by the CEO and by the Secretary, an Assistant Secretary, or the Chief Financial Officer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be facsimile.

Section 5.2  Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 5.4 of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 5.3  Record Date. The Board of Directors may fix a record date, which shall not be more than sixty (60) nor fewer than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for the other action hereinafter described, as of which there shall be determined the stockholders who are entitled: to notice of or to vote at any meeting of stockholders or any adjournment thereof; to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect to any change, conversion or exchange of stock or with respect to any other lawful action.

Section 5.4  Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.5  Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

Section 6.1  Notices. Notice of Special Meetings of the Board shall be provided in accordance with Section 2.5 above. Except for such notices of Special Meetings and except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given (i) by hand delivery to the recipient thereof, (ii) by depositing such notice in the mails, postage prepaid, (iii) by sending such notice by prepaid commercial courier service, (iv) by telecopy, or (v) by e-mail or other form of widely adopted electronic communication. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his last known address as the same appears on the books of the Corporation.

Such notice shall be deemed to have been received by such stockholder, director, officer, employee or agent, or person accepting such notice on behalf of such person, upon actual receipt of the notice, or, if the time of actual receipt is in dispute, no later than (i) at the time delivered by hand, (ii) five days after the notice is deposited prepaid in the mails, (iii) one day after deposit (prepaid) with a domestic overnight courier service or two days after deposit (prepaid) with an overseas courier service, (iv) at the time sent by telecopy, provided the sender obtains electronic delivery confirmation, and (v) at the time sent by e-mail or other form of widely adopted electronic communication.

Section 6.2  Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice for such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 7.2  Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by an Assistant Secretary or other officer designated by the Board of Directors.

Section 7.3  Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser.

Section 7.4  Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 7.5  Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or appellate (“Proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Bylaw or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in Section 8.2, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation; provided, however, that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

Section 8.2  Right of Indemnitee to Bring Suit. If a claim under Section 8.1 is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth under the General Corporation Law of Delaware. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation law of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct or, in the case of a suit brought by the indemnitee, be a defense to such a suit. In a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the corporation.

Section 8.3  Indemnification of Employees and Agents. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

Section 8.4  Non Exclusivity of Rights. The rights conferred on any person by Sections 8.1 and 8.2 shall not be exclusive of any other right which such persons may have or hereafter acquired under any statute, provisions of the Certificate of Incorporation, by law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.5  Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director or his affiliates, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to those provided for in this Article VIII.

Section 8.6  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under Delaware General Corporation Law.

Section 8.7  Advance Payment of Expenses. Unless otherwise determined by (i) the Board of Directors, (ii) if more than half of the Directors are involved in a Proceeding by a majority vote of a committee of one or more distinguished Director(s) or (iii) if directed by the Board of Directors, by independent legal counsel in a written opinion, any indemnification extended to an officer or key employee pursuant to this Article VIII shall include payment by the Corporation or a subsidiary of the Corporation of expenses as the same are incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by such officer or key employee seeking indemnification to repay such payment if such officer or key employee shall be adjudicated or determined not to be entitled to indemnification under this Article VIII.

Section 8.8  Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

Section 8.9  Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

AMENDMENTS

These Bylaws may be amended or repealed, and new Bylaws may be adopted, by the affirmative vote of a majority of the outstanding voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or by vote of at least a majority of the number of directors of the Corporation then authorized, in the manner prescribed by the laws of the State of Delaware.

Secretary’s Certificate of Fifth Amended and Restated
Bylaws of Life Technologies Corporation

I hereby certify:

That I am the duly elected Secretary of Life Technologies Corporation, a Delaware corporation;

That the foregoing Bylaws comprising fourteen (14) pages, constitute the amended and restated Bylaws of said corporation as duly adopted by the Corporation on May 22, 1997 and as amended July 31, 1998, November 20, 1998, January 15, 1999, July 19, 2001 and as amended and restated on July 22, 2004, October 29, 2008, February 27, 2009, July 22, 2009 and May   , 2010.

IN WITNESS WHEREOF, I have hereunder subscribed my name this   day of May 2010.

John A. Cottingham
Secretary

Appendix C

LIFE TECHNOLOGIES CORPORATION
2010 INCENTIVE COMPENSATION PLAN

1.  Purpose. The purpose of this Plan is to provide certain employees of the Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Section 162(m).

2.  Definitions.

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus” means a cash payment (or other form of payment as determined by the Committee) made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below.

(d) “Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e) “Change in Control” has the same meaning as change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation under Treasury Regulation section 1.409A-3(i)(5).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation and Organizational Development Committee of the Board whose members shall qualify as “outside directors” within the meaning of Section 162(m).

(h) “Company” means Life Technologies Corporation, a Delaware corporation.

(i) “Disability” means, for purposes of this Plan, a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long term disability income plan, if any, covering employees of the Company. Any determination of Disability under this Agreement shall be made by the Company’s Benefits Administration Committee.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fiscal Year” means the twelve-month period from January 1 through December 31.

(l) “Participant” means a Section 16 Officer.

(m) “Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m).

(n) “Performance Measure” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate, region, or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee: attainment of objective operating goals; attainment of research and development milestones; average invested capital; capital expenditures; cash conversion cycle; cash flow (including operating cash flow or free cash flow); change in assets; contract awards or backlog; controllable operating profit; cost of capital; credit rating; customer indicators; debt; debt reduction; earnings (which may be determined, and any derivative of earnings on this list hereafter, in accordance with U.S. Generally Accepted Accounting Principles, or successor accounting principle (“GAAP”), or adjusted to include or exclude any or all GAAP or non-GAAP items); earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; earnings per share; earnings per share from continuing operations, diluted or basic; earnings per share, diluted or basic; economic value added; employee metrics; employee satisfaction; expense reduction levels; gross margin; growth in any of the foregoing measures; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; improvement in workforce diversity; improvements in productivity; inventory turnover; market share; net asset turnover; net assets; net earnings; net operating profit; net or gross sales; new product invention or innovation; operating earnings; operating expenses; operating expenses as a percentage of revenue; operating margin; operating profit; overhead or other expense reduction; productivity; return on assets; return on capital; return on committed capital; return on equity or average stockholders’ equity; return on invested capital; return on investment; return on net assets; return on sales; return on total assets; revenue (on an absolute basis or adjusted for currency effects); stock price; strategic plan development and implementation; succession plan development and implementation; total earnings; total shareholder return; and working capital.

(o) “Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(p) “Plan” means this Life Technologies Corporation 2010 Incentive Compensation Plan.

(q) “Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Section 162(m).

(r) “Section 16 Officer” means an employee of the Company or its Affiliates who is considered an officer of the Company within the meaning of Section 16 of the Exchange Act.

(s) “Section 162(m)” means Section 162(m) of the Code, as amended, and rules and regulations promulgated thereunder.

3.  Eligibility. The individuals eligible to participate in this Plan for a given Performance Period shall be Section 16 Officers.

4.  Administration.

(a) The Committee shall be responsible for establishing requirements that qualify compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder. In addition, the Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee may delegate its administrative tasks to the Company employees or others as appropriate for proper administration of this Plan consistent with the limitations imposed under Section 162(m).

(b) Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5. Term. This Plan shall be effective as of January 1, 2010. Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the Company’s 2010 annual stockholders meeting. Once approved by the Company’s stockholders, this Plan shall continue until the earlier of (a) a termination under Section 9 of this Plan,

(b) the date any stockholder approval requirement under Section 162(m) ceases to be met or (c) the date that is five years after the stockholder meeting in 2010.

6. Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

(a) Performance Period;

(b) Positions or names of employees who will be Participants for the Performance Period;

(c) Targeted goals for selected Performance Measures during the Performance Period; and

(d) Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.  Determination of Amount of Bonus.

(a) Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Section 162(m)) the extent to which the targeted goals for the Performance Measure(s) applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula. The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed U.S. $7 million.

To the extent permitted under Section 162(m), the Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude the effects of extraordinary, unusual, or non recurring items that occur during a Performance Period, including: (i) the effects of currency fluctuations, (ii) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release and Form 8-K filing relating to an earnings announcement, (iii) asset impairment, (iv) litigation or claim judgments or settlements, (v) the effect of changes in tax laws, accounting principles or other such laws or provisions affecting reported results, (vi) accruals for reorganization and restructuring programs, and (vii) any other extraordinary or non-operational items.

(b) Right to Receive Payment. Each Bonus under this Plan shall be paid solely from general assets, including deferred stock units and/or treasury shares, of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.	Payment of Bonuses.

(a) Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under a Company-approved deferred compensation plan or arrangement.

(b) Distribution. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), subject to the terms of Section 9, with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the day that the Bonus is paid, subject to the following:

(i) Change in Control. Upon a Change in Control, the method in which a Bonus is paid shall be determined by the Committee in its sole discretion.

(ii) Disability. A Participant who terminates due to Disability may receive a prorated Bonus; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(iii) Death. The estate of a Participant who dies prior to the end of a Performance Period may receive a prorated Bonus; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(iv) Leave of Absence or Non-Pay Status. A Participant may receive a prorated Bonus while on an approved leave of absence or non-pay status, as the Committee determines in its discretion; provided, however, that such prorated Bonus shall be based on the achievement of the Performance Measures established for that Participant for the applicable Performance Period and prorated based on the whole months that a Participant was an active employee during the Performance Period.

(c) Change in Status. If a Participant who has a change in status during a Performance Period that results in being (i) ineligible to continue participating in this Plan, (ii) eligible for participation in this Plan after the beginning of a Performance Period or (iii) eligible in more than one variable pay plan, including this Plan, then such Participant may receive a prorated Bonus, if any, with respect to the applicable Performance Period; provided that the Committee will have the sole discretion to select the Participant who will receive a prorated Bonus pursuant to this Section 8(c). Notwithstanding the foregoing, the prorated Bonus that such Participant receives under this Section 8(c) shall be based on the achievement of Performance Measures established for that Participant for the applicable Performance Period and prorated based on the whole months that a Participant was a Section 16 Officer during the Performance Period.

(d) Earning of Bonuses. Although payment of a Bonus may be made according to the terms and schedule set forth above in Section 8, the Participant shall not be deemed to have earned the Bonus until the Participant has satisfied all of his or her obligations to the Company.

9.  Amendment and Termination.

(a) The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Company may amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent required under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b) In the case of Participants employed outside the United States, the Company or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

10.  Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.  No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. Unless contrary to applicable law or the terms of a written contract executed by an appropriate officer of the Company, it is expressly agreed and understood that the employment of a Participant is terminable at the will of either party, with or without notice.

12.  Successors. All obligations of the Company or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.  Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.  Severability. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect. Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of the Plan, but the other provisions hereof shall remain in full force and effect.

15.  Governing Law. This Plan shall be governed by the laws of the State of Delaware.